                                                                    Exhibit 10.1

================================================================================

                                  $525,000,000

                                CREDIT AGREEMENT

                          Dated as of October 26, 2005,

                                      Among

                             ALPHA NR HOLDING, INC.
                                   as Holdings

                          ALPHA NATURAL RESOURCES, LLC
                                  as Borrower,

                   THE LENDERS AND ISSUING BANKS PARTY HERETO,

                          CITICORP NORTH AMERICA, INC.
                            as Administrative Agent,

                               UBS SECURITIES LLC,
                              as Syndication Agent,

                              BANK OF AMERICA, N.A.
                       NATIONAL CITY BANK OF PENNSYLVANIA
                                       and
                         PNC BANK, NATIONAL ASSOCIATION
                           as Co-Documentation Agents

                                   ----------

                         CITIGROUP GLOBAL MARKETS INC.,
                                       and
                               UBS SECURITIES LLC,
                 as Joint Lead Arrangers and Joint Book Managers

                                   ----------

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----
Article I DEFINITIONS...................................................     -1-

   Section 1.01.   Defined Terms........................................     -1-
   Section 1.02.   Terms Generally......................................    -34-
   Section 1.03.   Accounting Principles................................    -34-
   Section 1.04.   Effectuation of Transfers............................    -35-

Article II THE CREDITS..................................................    -35-

   Section 2.01.   Commitments..........................................    -35-
   Section 2.02.   Loans and Borrowings.................................    -35-
   Section 2.03.   Requests for Borrowings..............................    -36-
   Section 2.04.   Swingline Loans......................................    -37-
   Section 2.05.   Letters of Credit....................................    -38-
   Section 2.06.   Funding of Borrowings................................    -43-
   Section 2.07.   Interest Elections...................................    -44-
   Section 2.08.   Termination and Reduction of Commitments.............    -45-
   Section 2.09.   Repayment of Loans; Evidence of Debt.................    -45-
   Section 2.10.   Repayment of Term Loans and Revolving Facility
                      Loans.............................................    -46-
   Section 2.11.   Prepayment of Loans..................................    -48-
   Section 2.12.   Fees.................................................    -48-
   Section 2.13.   Interest.............................................    -50-
   Section 2.14.   Alternate Rate of Interest...........................    -50-
   Section 2.15.   Increased Costs......................................    -51-
   Section 2.16.   Break Funding Payments...............................    -52-
   Section 2.17.   Taxes................................................    -52-
   Section 2.18.   Payments Generally; Pro Rata Treatment; Sharing of
                      Set-offs..........................................    -54-
   Section 2.19.   Mitigation Obligations; Replacement of Lenders.......    -55-
   Section 2.20.   Illegality...........................................    -56-
   Section 2.21.   Increase in Revolving Facility Commitments and/or
                      Tranche B Term Loan Commitments...................    -57-

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                           -----
Article III REPRESENTATIONS AND WARRANTIES..............................    -58-

   Section 3.01.   Organization; Powers.................................    -58-
   Section 3.02.   Authorization........................................    -58-
   Section 3.03.   Enforceability.......................................    -59-
   Section 3.04.   Governmental Approvals...............................    -59-
   Section 3.05.   Financial Statements.................................    -59-
   Section 3.06.   No Material Adverse Effect...........................    -61-
   Section 3.07.   Title to Properties; Possession Under Leases.........    -61-
   Section 3.08.   Litigation; Compliance with Laws.....................    -62-
   Section 3.09.   Federal Reserve Regulations..........................    -63-
   Section 3.10.   Investment Company Act; Public Utility Holding
                      Company Act.......................................    -63-
   Section 3.11.   Use of Proceeds......................................    -64-
   Section 3.12.   Tax Returns..........................................    -64-
   Section 3.13.   No Material Misstatements............................    -64-
   Section 3.14.   Employee Benefit Plans...............................    -65-
   Section 3.15.   Environmental Matters................................    -65-
   Section 3.16.   Security Documents...................................    -66-
   Section 3.17.   Location of Real Property and Leased Premises........    -67-
   Section 3.18.   Solvency.............................................    -67-
   Section 3.19.   Labor Matters........................................    -67-
   Section 3.20.   Insurance............................................    -68-
   Section 3.21.   Representations and Warranties in Acquisition
                      Agreements........................................    -68-
   Section 3.22.   Bonding Capacity.....................................    -68-

Article IV CONDITIONS OF LENDING........................................    -68-

   Section 4.01.   First Credit Event...................................    -68-
   Section 4.02.   All Credit Events....................................    -71-

Article V AFFIRMATIVE COVENANTS.........................................    -72-

   Section 5.01.   Existence; Businesses and Properties.................    -72-

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                           -----
   Section 5.02.   Insurance............................................    -73-
   Section 5.03.   Taxes................................................    -73-
   Section 5.04.   Financial Statements, Reports, etc...................    -74-
   Section 5.05.   Litigation and Other Notices.........................    -75-
   Section 5.06.   Compliance with Laws.................................    -76-
   Section 5.07.   Maintaining Records; Access to Properties and
                      Inspections.......................................    -76-
   Section 5.08.   Use of Proceeds......................................    -76-
   Section 5.09.   Further Assurances; Additional Mortgages.............    -76-
   Section 5.10.   Fiscal Year; Accounting..............................    -78-
   Section 5.11.   Proceeds of Certain Dispositions.....................    -78-
   Section 5.12.   Maintenance of Ratings...............................    -78-
   Section 5.13.   Environmental and Mining Laws. Etc...................    -78-
   Section 5.14.   Post-Closing Requirements............................    -79-

Article VI NEGATIVE COVENANTS...........................................    -79-

   Section 6.01.   Indebtedness.........................................    -79-
   Section 6.02.   Liens................................................    -82-
   Section 6.03.   Sale and Lease-Back Transactions.....................    -86-
   Section 6.04.   Investments, Loans and Advances......................    -86-
   Section 6.05.   Mergers, Consolidations, Sales of Assets and
                      Acquisitions......................................    -88-
   Section 6.06.   Dividends and Distributions..........................    -90-
   Section 6.07.   Transactions with Affiliates.........................    -91-
   Section 6.08.   Business of Holdings and the Subsidiaries............    -93-
   Section 6.09.   Limitation on Cancellations and Modifications of
                      Indebtedness; Modifications of Certificate of
                      Incorporation, By-Laws and Certain Other
                      Agreements; etc...................................    -93-
   Section 6.10.   Capital Expenditures.................................    -94-
   Section 6.11.   Interest Coverage Ratio..............................    -95-
   Section 6.12.   Leverage Ratio.......................................    -95-

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                           -----
   Section 6.13.   Swap Agreements......................................    -95-
   Section 6.14.   Fiscal Year..........................................    -95-

Article VII EVENTS OF DEFAULT...........................................    -96-

   Section 7.01.   Events of Default....................................    -96-
   Section 7.02.   Exclusion of Immaterial Subsidiaries.................    -98-

Article VIII THE AGENTS.................................................    -98-

   Section 8.01.   Appointment..........................................    -98-
   Section 8.02.   Nature of Duties.....................................    -99-
   Section 8.03.   Resignation by the Agents............................   -100-
   Section 8.04.   Each Agent in Its Individual Capacity................   -100-
   Section 8.05.   Indemnification......................................   -100-
   Section 8.06.   Lack of Reliance on Agents...........................   -101-

Article IX MISCELLANEOUS................................................   -101-

   Section 9.01.   Notices..............................................   -101-
   Section 9.02.   Survival of Agreement................................   -102-
   Section 9.03.   Binding Effect.......................................   -103-
   Section 9.04.   Successors and Assigns...............................   -103-
   Section 9.05.   Expenses; Indemnity..................................   -106-
   Section 9.06.   Right of Set-off.....................................   -108-
   Section 9.07.   Applicable Law.......................................   -108-
   Section 9.08.   Waivers; Amendment...................................   -108-
   Section 9.09.   Interest Rate Limitation.............................   -110-
   Section 9.10.   Entire Agreement.....................................   -111-
   Section 9.11.   WAIVER OF JURY TRIAL.................................   -111-
   Section 9.12.   Severability.........................................   -111-
   Section 9.13.   Counterparts.........................................   -111-
   Section 9.14.   Headings.............................................   -111-
   Section 9.15.   Jurisdiction; Consent to Service of Process..........   -111-
   Section 9.16.   Confidentiality......................................   -112-

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                           -----
   Section 9.17.   Citigroup Direct Website Communications..............   -112-
   Section 9.18.   Release of Liens and Guarantees......................   -113-
   Section 9.19.   U.S. Patriot Act.....................................   -114-

Exhibits, Annexes and Schedules
-------------------------------
Exhibit A                         Form of Assignment and Acceptance
Exhibit B                         Form of Administrative Questionnaire
Exhibit C-1                       Form of Borrowing Request
Exhibit C-2                       Form of Swingline Borrowing Request
Exhibit C-3                       Form of L/C Request
Exhibit D                         Form of Mortgage for Initial Mortgaged
                                  Properties
Exhibit E                         Form of Guarantee and Collateral Agreement
Exhibit F                         Form of Solvency Certificate
Exhibit G                         Form of Landlord Consent
Exhibit H                         Form of Opinion of Bartlit Beck Herman
                                  Palenchar & Scott LLP
Exhibit I                         Form of Opinion of Vaughn R. Groves

Schedule 2.01                     Commitments
Schedule 2.05(a)                  Maximum Amount of Letters of Credit of each
                                  Issuing Bank
Schedule 2.05(m)                  Existing Letters of Credit
Schedule 3.04                     Governmental Approvals
Schedule 3.07(c)                  Material Real Property
Schedule 3.07(d)                  Certain Mining Claims
Schedule 3.07(e)                  Intellectual Property
Schedule 3.07(f)                  Condemnation Proceedings
Schedule 3.07(h)                  Subsidiaries
Schedule 3.07(i)                  Subscriptions
Schedule 3.08(a)                  Litigation
Schedule 3.08(d)                  Violations
Schedule 3.12                     Taxes
Schedule 3.15                     Environmental Matters
Schedule 3.15(viii)               Storage Tanks
Schedule 3.19                     Labor Matters
Schedule 3.20                     Insurance
Schedule 4.01(b)                  Local Counsel
Schedule 5.14(b)                  Post Closing Requirements.
Schedule 6.01                     Indebtedness
Schedule 6.02(a)                  Liens
Schedule 6.04                     Investments
Schedule 6.07                     Transactions with Affiliates

          CREDIT AGREEMENT dated as of October 26, 2005 (this "Agreement"), among ALPHA NR HOLDING, INC., a Delaware corporation ("Holdings"), ALPHA NATURAL RESOURCES, LLC, a Delaware limited liability company (the "Borrower"), the LENDERS and ISSUING BANKS party hereto from time to time, CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders and Issuing Banks, UBS SECURITIES LLC ("UBS Securities") as syndication agent, (in such capacity, the "Syndication Agent"), BANK OF AMERICA, N.A., NATIONAL CITY BANK OF PENNSYLVANIA and PNC BANK, NATIONAL ASSOCIATION, each as co-documentation agent (in such capacity, a "Co-Documentation Agent"), CITIGROUP GLOBAL MARKETS INC. ("CGMI") and UBS SECURITIES, as joint lead arrangers and joint book managers (in such capacities, the "Joint Lead Arrangers").

                                 A. WITNESSETH:

          WHEREAS, Holdings, the Borrower, the lenders and issuers from time to time party thereto (the "Existing Lenders"), Citicorp North America, Inc. as administration agent and collateral agent (in such capacities, the "Existing Agent"), the Collateral Agent and certain other agents party thereto entered into that certain Credit Agreement, dated as of May 28, 2004 (as amended from time to time prior to the date hereof, the "Existing Credit Agreement");

          WHEREAS, the Borrower, through its direct or indirect existing or newly formed subsidiaries, will acquire, on or before the Closing Date, pursuant to the terms of the Acquisition Agreements (as defined below), all the issued and outstanding capital stock of White Flame Energy, Inc., Twin Star Mining, Inc. and Nicewonder Contracting, Inc., all of the equity interests of Powers Shop, LLC and Buchanan Energy Company, LLC, substantially all of the assets of Mate Creek Energy of W. Va., Inc. and Virginia Energy Company, and Premium Energy, Inc. will merge with and into Premium Energy, LLC (the foregoing transactions, collectively, the "Acquisition"); and

          WHEREAS, the Borrower has requested that the Lenders agree to extend credit to it in the form of (a) Tranche B Term Loans on the Closing Date, in an aggregate principal amount not in excess of $250.0 million and (b) Revolving Facility Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $275.0 million.

          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

          "ABR Revolving Facility Borrowing" shall mean a Borrowing comprised of ABR Revolving Loans.

          "ABR Revolving Loan" shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "ABR Term Loan" shall mean any Tranche B Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "Acquired Business" shall mean, collectively, the businesses acquired on the Closing Date by the Borrower and its Subsidiaries pursuant to the Acquisition.

          "Acquisition" shall have the meaning assigned to such term in the recitals hereto.

          "Acquisition Agreements" shall mean (i) the Acquisition Agreement among the Borrower, Mate Creek Energy of W. Va., Inc. and Virginia Energy Company, the unitholders Of Powers Shop, LLC, and the shareholders of White Flame Energy, Inc., Twin Star Mining, Inc. and Nicewonder Contracting, Inc.,
(ii) the Membership Unit Purchase Agreement among Premium Energy, LLC and the Unitholders of Buchanan Energy Company, LLC and (iii) the Agreement and Plan of Merger among ANR, Inc., the Borrower, Premium Energy, LLC, Premium Energy, Inc. and the shareholders of Premium Energy, Inc., each dated as of September 23, 2005, in each case as amended through the date hereof and as may be further amended, supplemented or modified following the date hereof in accordance with this Agreement.

          "Acquired Assets" shall have the meaning assigned to such term in the definition of Permitted Business Acquisition.

          "Acquired Entity" shall have the meaning assigned to such term in the definition of Permitted Business Acquisition.

          "Active Operating Properties" shall mean all property covered by outstanding Mining Permits (a) issued to any of the Loan Parties or (b) to be transferred to any of the Loan Parties in connection with a completed acquisition of assets or Equity Interest by any of the Loan parties, but shall exclude all property covered by outstanding Mining Permits which any of the Loan Parties are contractually bound to transfer to another person pursuant to a completed disposition of assets or Equity Interests.

          "Additional Mortgage" shall have the meaning assigned to such term in
Section 5.09(c).

          "Adjusted LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

          "Administrative Agent" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.12(c).

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit B.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          "Agent Parties" shall have the meaning assigned to such term in
Section 9.17(c).

          "Agents" shall mean the Administrative Agent and the Collateral Agent.

          "Agreement" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greatest of the following:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

          (b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

          (c) 0.5% per annum plus the Federal Funds Effective Rate.

          If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist.

          "AMCI" shall mean American Metals & Coal International Corp.

          "ANR, Inc." shall mean Alpha Natural Resources, Inc., a Delaware corporation and the parent of Holdings.

          "Applicable Margin" shall mean:

          (a) for any day with respect to any Eurocurrency Loan that is a Tranche B Term Loan and any ABR Loan that is a Tranche B Term Loan, the applicable margin per annum set forth below under the caption "Tranche B Facility Loan ABR Spread" and "Tranche B Facility Loan Eurocurrency Spread," as applicable, based upon the Leverage Ratio as of the most recent determination date:

                               Tranche B Facility   Tranche B Facility Loan
       Leverage Ratio:           Loan ABR Spread      Eurocurrency Spread
       ---------------         ------------------   -----------------------
         Category 1                   0.75%                  1.75%
     Greater than 1.00:1

         Category 2                   0.50%                  1.50%
Equal to or less than 1.00:1

          (b) for any day with respect to any Eurocurrency Loan that is a Revolving Facility Loan and any ABR Loan that is a Revolving Facility Loan, the applicable margin per annum set forth below under the caption "Revolving Facility Loan ABR Spread" and "Revolving Facility Loan Eurocurrency Spread," as applicable, based upon the Leverage Ratio as of the most recent determination date:

                                   Revolving Facility   Revolving Facility Loan
         Leverage Ratio:             Loan ABR Spread      Eurocurrency Spread
         ---------------           ------------------   -----------------------
           Category 1                     1.50%                  2.50%
       Greater than 3.25:1

           Category 2                     1.25%                  2.25%
Equal to or less than 3.25:1 but
       greater than 2.75:1

           Category 3                     1.00%                  2.00%
Equal to or less than 2.75:1 but
       greater than 2.25:1

                                   Revolving Facility   Revolving Facility Loan
         Leverage Ratio:             Loan ABR Spread      Eurocurrency Spread
         ---------------           ------------------   -----------------------
           Category 4                     0.75%                  1.75%
Equal to or less than 2.25:1 but
       greater than 1.50:1

           Category 5                     0.50%                  1.50%
  Equal to or less than 1.50:1

          For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings' fiscal year based upon the consolidated financial information of Holdings and the Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the Trigger Date, the Leverage Ratio shall be deemed to be (x) in the case of clause (a) above, Category 1 with respect to the Tranche B Term Loans and (y) in the case of clause (b) above, Category 3 with respect to the Revolving Facility Loans and; provided, further, that, in the case of each of clause (a) and (b) above, the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Majority Lenders under the Revolving Facility, at any time during which Holdings fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

          "Applicant Party" shall mean, with respect to any Letter of Credit issued hereunder, the applicable Loan Party requesting issuance of such Letter of Credit.

          "Approved Fund" shall have the meaning assigned to such term in
Section 9.04(b).

          "Asset Acquisition" shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $25.0 million.

          "Asset Disposition" shall mean any sale, transfer or other disposition by Holdings or any of the Subsidiaries to any person other than Holdings or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $25.0 million.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

          "Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings, and Letters of Credit, the date of termination of the Revolving Facility Commitments.

          "Available Unused Commitment" shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" shall have the meaning assigned to it in the recitals hereof.

          "Borrowing" shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

          "Borrowing Minimum" shall mean (a) in the case of an ABR Revolving Facility Borrowing, $1.0 million, (b) in the case of a Eurocurrency Revolving Facility Borrowing, $5.0 million, and (c) in the case of a Swingline Borrowing, $500,000.

          "Borrowing Multiple" shall mean (a) in the case of a Revolving Facility Borrowing $1.0 million as applicable and (b) in the case of a Swingline Borrowing, $500,000.

          "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

          "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

          "Capital Expenditures" shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for Holdings and the Subsidiaries shall not include:

          (a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings (or with the proceeds of the issuance of Equity Interests of ANR, Inc. that are contributed to Holdings or the Subsidiaries) after the Closing Date,

          (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds,

          (c) interest capitalized during such period,

          (d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Subsidiary thereof) and for which neither Holdings nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

          (e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

          (f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

          (g) Investments in respect of a Permitted Business Acquisition, or

          (h) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

          "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Cash Interest Expense" shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis, for any period, the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations and all commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financing) of Holdings and the Subsidiaries for such period, net of cash interest income, in each case determined on a consolidated basis in accordance with GAAP; provided, that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing. For purposes of the foregoing, cash interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Subsidiary with respect to interest rate Swap Agreements.

          "Change in Control" shall mean:

          (a) at any time, (i) ANR, Inc. shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, (ii) Holdings shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower, (iii) a majority of the seats (other than vacant seats) on the board of directors of ANR, Inc. shall at any time be occupied by persons who were neither (A) nominated by the board of directors of ANR, Inc. or a Permitted Holder, (B) appointed by directors so nominated nor (C) appointed by a Permitted Holder or (iv) a "Change in Control" shall occur under the Senior Note Indenture or under any Permitted Senior Debt Securities; or

          (b) any person (other than a Permitted Holder) or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date ("Rule 13d-5"), other than any combination of the Permitted Holders, shall own beneficially (within the meaning of Rule 13d-5), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings or ANR, Inc., and the Permitted Holders own beneficially, directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other person or group.

          "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

          "Charges" shall have the meaning assigned to such term in Section
9.09.

          "Citibank" means Citibank, N.A., a national banking association.

          "Closing Date" means the first date on which any Loan is made or any Letter of Credit is Issued.

          "Closing Date Revolving Facility Borrowings" shall mean Revolving Facility Borrowings made on the Closing Date in accordance with Sections 3.11 and 5.08.

          "Co-Documentation Agents" shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

          "Coal Supply Agreements" shall mean those contracts entered into by the Borrower or any of the Subsidiaries from time to time for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean all the "Collateral" as defined in any Security Document and shall also include the Mortgaged Properties.

          "Collateral Agent" shall have the meaning given to such term in the introductory paragraph of this Agreement.

          "Collateral and Guarantee Requirement" shall mean the requirement that:

          (a) on the Closing Date, the Collateral Agent shall have received from Holdings, the Borrower and each Domestic Subsidiary Loan Party a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such person;

          (b) on the Closing Date, the Collateral Agent shall have received all the issued and outstanding certificated Equity Interests of (i) the Borrower, (ii) each Domestic Subsidiary Loan Party and (iii) any other Domestic Subsidiary owned on the Closing Date directly by or on behalf of Holdings or any Domestic Subsidiary Loan Party, (in each case, after giving effect to the Acquisition) except to the extent that a pledge of such Equity Interests would violate applicable law or a contractual obligation binding upon such Equity Interests as of the Closing Date, including the prohibitions in the contractual provisions of Dominion Terminal Associates and for so long as such restriction exists; and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c) in the case of any person that becomes a Domestic Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary Loan Party and (ii) if such Subsidiary owns Equity Interests of a Foreign Subsidiary that, as a result the law of the jurisdiction of organization of such Foreign Subsidiary, cannot be pledged under local applicable law to the Collateral Agent under the Guarantee and Collateral Agreement, a foreign pledge agreement with respect to such Equity Interests (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure Obligations), duly executed and delivered on behalf of such Subsidiary;

          (d) after the Closing Date, all the outstanding Equity Interests of
     (i) any person that becomes a Domestic Subsidiary Loan Party after the Closing Date and (ii) subject to Section 5.09(f), all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Guarantee and Collateral Agreement, as applicable (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure Obligations), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (e) all Indebtedness of Holdings, the Borrower and each other Subsidiary having an aggregate principal amount in excess of $10.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Guarantee and Collateral Agreement, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

          (f) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

          (g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder; and

          (h) the Collateral Agent shall receive from the applicable Loan Parties the following documents and instruments relating to each Initial Mortgaged Property and each after acquired Material Real Property to be encumbered by an Additional Mortgage pursuant to Section 5.09, on the Closing Date, in the case of Initial Mortgaged Property, and on the date specified in Section 5.09, in the case of such after acquired Material Real Property), (i) a Mortgage substantially in the form of Exhibit D duly authorized and executed, in form for recording in the recording office of each jurisdiction where the Initial Mortgaged Property or such after acquired Material Real Property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Initial Mortgaged Property or such after acquired Material Real Property, as the case may be, subject to (w) Section 5.09(f) with respect to leased Material Real Property, (x) Prior Liens applicable to such Initial Mortgaged Property or such after acquired Material Real Property, as the case may be, (y) Permitted Encumbrances and (z) the inability of the Loan Parties to grant a security interest in unrecorded Real Property; (ii) policies or certificates of insurance of the type required by Section 5.02, (iii) evidence satisfactory to the Agents of payment by the Borrower of all search and examination charges, mortgage recording taxes and related charges, and (iv) all such other items as shall be reasonably necessary in the opinion of counsel to the Agents to create a valid perfected first priority mortgage Lien on such Initial Mortgaged Property.

          "Commitment Fee" shall have the meaning assigned to such term in
Section 2.12(a).

          "Commitments" shall mean (a) with respect to any Lender, such Lender's Revolving Facility Commitment and Tranche B Term Loan Commitment and (b) with respect to the Swingline Lender, its Swingline Commitment, as applicable.

          "Communications" shall have the meaning assigned to such term in
Section 9.17.

          "Consolidated Adjusted Debt" on any date shall mean Consolidated Debt of Holdings and its Subsidiaries minus the aggregate amount of Unrestricted Cash and Cash Equivalents of the Loan Parties.

          "Consolidated Debt" at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of Holdings and its Subsidiaries determined on a consolidated basis on such date plus any Receivables Net Investment.

          "Consolidated Net Income" shall mean, for any period, the net income or loss before cumulative effect of change of accounting of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP ; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary or the date that such person's assets are acquired by Holdings or any Subsidiary, (c) the income of any person (other than a Subsidiary) in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or a wholly owned Subsidiary by such person during such period, and (d) any extraordinary gains or losses .

          "Consolidated Total Assets" shall mean, as of any date, the total assets of Holdings and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Credit Event" shall have the meaning assigned to such term in Article IV.

          "Default" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

          "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

          "Dollars" or "$" shall mean lawful money of the United States of America.

          "Domestic Subsidiary Loan Party" or "Subsidiary Loan Party" shall mean
(A) each Wholly Owned Subsidiary of Holdings (other than the Borrower) that is not (a) a Foreign Subsidiary or (b) a Special Purpose Receivables Subsidiary and
(B) each Domestic Subsidiary of Holdings or the Subsidiaries that guarantees any Indebtedness of Holdings or any of the Subsidiaries.

          "EBITDA" shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Cash Interest Expense of Holdings and the Subsidiaries for such period, (ii) provision (net of any benefits) for taxes based on income, profits or capital (including state, franchise and similar taxes) for such period, (iii) all amounts attributable to depreciation, depletion and amortization for such period, including amortization of debt discount and debt issuance costs, (iv) any non-recurring transaction fees, expenses or charges relating to any offering of Equity Interests, Permitted Acquisition, Investment or incurrence of Indebtedness, in each case, permitted under this Agreement, including the Transactions and (v) any other non-cash charges (other than the write-down of current assets) for such period provided that to the extent that all or any portion of the income of any person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period any amounts set forth in the preceding clauses (i) through (v) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof), and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

          "Environment" shall mean ambient and indoor air, surface water and groundwater (including potable and non-potable water, navigable and non-navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

          "Environmental Law" shall mean collectively, all laws, including common law, that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including (i) to the extent so related, Mining Laws (other than the Mine Safety and Health Act (30 U.S.C. Section 801 et seq.)), and (ii) all Reclamation Laws, and (b) the generation, handling, treatment, storage, disposal or transportation of, the regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Endangered Species Act, 16 U.S.C. Sections 1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. Sections 1701 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et. seq., the Clean Water Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001 et seq., each as amended, and their state or local counterparts or equivalents.

          "Environmental Permits" means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law by the Borrower or any Subsidiary.

          "Equity Interests" of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or any other Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan, or the failure to make any required contribution to a Multiemployer Plan that are not paid within thirty (30) days after being notified of the delinquency; (d) the incurrence by Holdings, the Borrower, any other Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by Holdings, the Borrower, any other Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by Holdings, the Borrower, any other Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrower, any other Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Holdings, the Borrower or any other Subsidiary.

          "Eurocurrency Borrowing" shall mean a Borrowing comprised of Eurocurrency Loans.

          "Eurocurrency Loan" shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

          "Eurocurrency Revolving Facility Borrowing" shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

          "Eurocurrency Revolving Loan" shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "Eurocurrency Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "Event of Default" shall have the meaning assigned to such term in
Section 7.01.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Indebtedness" shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(o) and (s)(y)(ii)).

          "Excluded Taxes" shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender making a Loan to the Borrower (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax imposed by the United States that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan (or designates a new lending office) or is attributable to such Lender's failure to comply with
Section 2.17(e) with respect to such Loan except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c).

          "Existing Agent" shall have the meaning assigned to such term in the recitals hereto.

          "Existing Lenders" shall have the meaning assigned to such term in the recitals hereto.

          "Existing Credit Agreement" shall have the meaning assigned to such term in the recitals hereto.

          "Facility" shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Tranche B Facility and the Revolving Facility.

          "Federal Funds Effective Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" shall mean that certain Fee Letter dated September 23, 2005 by and among the Borrower, the Administrative Agent, the Joint Lead Arrangers and UBS Loan Finance LLC.

          "Fees" shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

          "Financial Officer" of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

          "Financial Performance Covenants" shall mean the covenants of Holdings set forth in Sections 6.11 and 6.12.

          "First Reserve" shall mean First Reserve Fund IX, L.P., a limited partnership organized and existing under the laws of the state of Delaware.

          "Flow Through Entity" shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

          "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Subsidiary" shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

          "Fund Affiliate" shall mean (i) each Affiliate of the Funds that is neither a portfolio company nor a company controlled by a portfolio company and
(ii) each general partner of the Funds or any Fund Affiliate who is a partner or employee of the Funds.

          "Fund Distributions" shall mean distributions declared by ANR Holdings, LLC and assumed by ANR, Inc. in connection with its internal restructuring on February 11, 2005, which distributions are payable to the Funds and Fund Affiliates in respect of the approximate incremental tax resulting from the recognition of additional tax liability resulting from such internal restructuring, in an aggregate amount following the Closing Date not to exceed $7.0 million.

          "Funds" shall mean First Reserve and AMCI.

          "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

          "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

          "Guarantee" of or by any person (the "guarantor") shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or- pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

          "Guarantee and Collateral Agreement" shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among Holdings, the Borrower, each Domestic Subsidiary Loan Party and the Collateral Agent.

          "Hazardous Materials" shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

          "Holdings" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Improvements" shall have the meaning assigned to such term in the Mortgages.

          "Increased Amount Date" shall have the meaning assigned to such term in Section 2.21.

          "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Permitted Receivables Financing.

          "Indemnified Taxes" shall mean all Taxes other than Excluded Taxes.

          "Indemnitee" shall have the meaning assigned to such term in Section 9.05(b).

          "Information Memorandum" shall mean the Confidential Information Memorandum dated October, 2005, as modified or supplemented prior to the Closing Date.

          "Initial Mortgaged Properties" shall mean those Material Real Properties owned or leased by a Loan Party on the Closing Date (after giving effect to the Acquisition), which are listed on Schedule 3.07(c).

          "Installment Date" shall mean a Tranche B Installment Date.

          "Installment Notes" shall mean the short-term senior unsecured installment notes in an aggregate principal amount not exceeding $221.0 million, issued by a Subsidiary of the Borrower to the Sellers of the Acquired Business pursuant to the Acquisition Agreements.

          "Interest Coverage Ratio" shall have the meaning assigned to such term in Section 6.11.

          "Interest Election Request" shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

          "Interest Payment Date" shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

          "Interest Period" shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, or the date any

Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with
Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, unless the Administrative Agent shall otherwise agree, that prior to the 31st day after the Closing Date, with respect to Tranche B Term Borrowings the Borrower shall only be permitted to request Interest Periods of seven days; provided further, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "Internal Restructuring" shall mean the series of internal restructuring transactions completed on February 11, 2005, pursuant to which ANR, Inc. succeeded to the business and became the indirect parent entity of ANR Holdings, LLC.

          "Issuing Bank" shall mean Citibank, UBS AG, Stamford Branch, Bank of America, N.A, Branch Banking & Trust Company, PNC Bank, National Association and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.12(b).

          "Joint Lead Arrangers" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "L/C Disbursement" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

          "L/C Participation Fee" shall have the meaning assigned such term in
Section 2.12(b).

          "L/C Request" shall mean a request by the Borrower in accordance with the terms of Section 2.05 and substantially in the form of Exhibit C-3.

          "Lender" shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a "Lender" hereunder pursuant to
Section 9.04.

          "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(e), or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

          "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.05.

          "Leverage Ratio" shall mean, on any date, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

          "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Citicorp North America, Inc. at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

          "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" shall mean this Agreement, the Letters of Credit, the Security Documents, any promissory note issued under Section 2.09(e) and any other agreement or document designated by the Borrower and the Administrative Agent as a "Loan Document."

          "Loan Parties" shall mean Holdings, the Borrower, ANR Holdings, LLC and each other Domestic Subsidiary Loan Party.

          "Loans" shall mean the Tranche B Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans and any Loans under the New Revolving Facility Commitments or New Term B Commitments).

          "Local Time" shall mean New York City time.

          "Majority Lenders" of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

          "Margin Stock" shall have the meaning assigned to such term in Regulation U.

          "Material Adverse Effect" shall mean the existence of events, conditions and/or contingencies that have had or would be reasonably expected to have a materially adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of Holdings and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

          "Material Indebtedness" shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $20.0 million.

          "Material Lease" shall mean any lease transaction the Indebtedness under which constitutes Material Indebtedness.

          "Material Real Property" shall mean any real property (i) in which a Loan Party owns a fee interest and on which an active preparation plant site or an active mine site is located or (ii) in which a Loan Party has a leasehold interest (x) that is subject to an annual minimum royalty in excess of $500,000,
(y) that had an annual production royalty in excess of $750,000 in the immediately preceding fiscal year or (z) on which an active preparation plant site or an active mine site is located.

          "Maximum Rate" shall have the meaning assigned to such term in Section 9.09.

          "Mine" means any excavation or opening into the earth now and hereafter made from which coal or other minerals are or can be extracted on or from any of the Real Properties in which any Loan Party holds an ownership, leasehold or other interest.

          "Mining Laws" means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities. Mining Laws shall include, but not be limited to, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

          "Mining Lease" shall mean a lease, license or other use agreement which provides the Borrower or any other Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary to recover coal from any Mine
(i) currently operated by the Borrower or any other Subsidiary or (ii) part of any of the Borrower's mine plans. Leases which provide Borrower or any other Subsidiary the right to construct and operate a preparation plant and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

          "Mining Permits" means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by the Borrower or any other Subsidiary.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgaged Properties" shall mean (i) all Initial Mortgaged Properties which shall be subject to a Mortgage delivered on or prior to the Closing Date, and (ii) each additional Real Property encumbered by an Additional Mortgage required to be delivered pursuant to Section 5.09.

          "Mortgages" shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on or prior to the Closing Date pursuant to Section 4.01(d) or after the Closing Date pursuant to
Section 5.09, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, in the case of Initial Mortgaged Properties or any after acquired Real Property to be encumbered by an Additional Mortgage pursuant to Section 5.09, each substantially in the form of Exhibit D, with such changes thereto as shall be acceptable to the Collateral Agent.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA with respect to which Holdings, the Borrower, any other Subsidiary or any ERISA Affiliate (a) is making or has an obligation to make contributions, (b) has within any of the preceding six plan years made or had an obligation to make contributions or (c) otherwise could incur liability.

          "Net Proceeds" shall mean:

          (a) 100% of the cash proceeds actually received by Holdings or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of Holdings or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (h), (i), (j), or (m), net of (i)
     attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Senior Notes or any Permitted Senior Debt Securities), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes or Tax Distributions paid or payable as a result thereof, provided that, except in the case of the sale, transfer or other disposition of an asset or group of related assets resulting in Net Proceeds in excess of $50.0 million, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings' intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(l), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (1) not so used within such 12-month period and (2) not contracted to be used within such 12 month period and not used within 18 months of such receipt, and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10.0 million, and

          (b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees, attorneys' fees and accountants' fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Funds.

          "New Commitments" shall have the meaning assigned to such term in
Section 2.21.

          "New Lender" shall have the meaning assigned to such term in Section 2.21.

          "New Revolving Facility Commitments" shall have the meaning assigned to such term in Section 2.21.

          "New Revolving Facility Lender" shall have the meaning assigned to such term in Section 2.21.

          "New Tranche B Term Commitments" shall have the meaning assigned to such term in Section 2.21.

          "New Tranche B Term Lender" shall have the meaning assigned to such term in Section 2.21.

          "New Tranche B Term Loan" shall have the meaning assigned to such term in Section 2.21.

          "Non-Consenting Lender" shall have the meaning assigned to such term in Section 2.19(c).

          "Obligations" shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document.

          "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

          "Participant" shall have the meaning assigned to such term in Section 9.04(c).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "Perfection Certificates" shall mean a certificate in the form of Annex I to the Guarantee and Collateral Agreement or any other form approved by the Collateral Agent.

          "Permitted Business Acquisition" shall mean any acquisition of all or substantially all the assets or line of business of (the "Acquired Assets"), or all the Equity Interests (other than directors' qualifying shares) (the "Acquired Entity") in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer;
(b) the target is in a similar line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recently concluded calendar year, (c) immediately before and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) Holdings and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of Holdings and the Subsidiaries, and Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings to such effect, together with all relevant financial information for such Acquired Entity or Acquired Assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01), (d) the Administrative Agent shall have received at least five Business Days' prior notice of such proposed acquisition, and all information and documentation reasonably requested by the Administrative Agent or any Lender, and (e) if the applicable Leverage Ratio as of the most recently ended Test Period, after giving effect to such acquisition and the incurrence of any Indebtedness in connection therewith on a Pro Forma Basis, is greater than or equal to 1.5 to 1.0, the aggregate consideration paid in connection with such acquisition and any related acquisitions pursuant to this definition (including any Indebtedness that is assumed by the Borrower or any Subsidiary in connection with such acquisition but excluding any consideration in the form of stock of ANR, Inc., Holdings or any of its Subsidiaries) shall not exceed in the aggregate $250.0 million (net of any return of capital in respect of such acquisitions).

          "Permitted Encumbrances" shall mean those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (h), (j), (l) and (v) of Section 6.02, provided, however, that in the case of those Liens and other encumbrances described in clause (l) of Section 6.02, in the event any Loan Party shall constitute the lessor (but not the sublessor) under any such lease or sublease, no Lien created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien would otherwise constitute a Permitted Encumbrance.

          "Permitted Holders" shall mean First Reserve, AMCI and their respective Fund Affiliates.

          "Permitted Investments" shall mean:

          (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

          (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $500.0 million and whose long-term debt, or whose parent holding company's long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

          (c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

          (d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody's, or A-1 (or higher) according to S & P;

          (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody's;

          (f) shares of mutual funds whose investment guidelines restrict 95% of such funds' investments to those satisfying the provisions of clauses (a) through (e) above;

          (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $500.0 million; and

          (h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of Holdings and the Subsidiaries, on a consolidated basis, as of the end of Holdings' most recently completed fiscal year.

          "Permitted Receivables Documents" shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

          "Permitted Receivables Financing" shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a "true sale"/"absolute transfer" opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $75.0 million at any time.

          "Permitted Refinancing Indebtedness" shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon),
(b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

          "Permitted Senior Debt Securities" shall mean (i) the Installment Notes and (ii) unsecured senior (or subordinated) notes issued by the Borrower,
(x) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date which is 91 days following the Tranche B Maturity Date or the date on which the final maturity of the Senior Notes occurs (as in effect on the Closing Date), (y) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Holdings and the Subsidiaries than those in the Senior Notes and
(z) of which no Subsidiary of Holdings (other than the Borrower or a Domestic Subsidiary Loan Party) is an obligor under such notes that is not an obligor under the Senior Notes.

          "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trust, or any agency or political subdivision thereof.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by Holdings, the Borrower, any other Subsidiary or any ERISA Affiliate or with respect to which Holdings, the Borrower or any other Subsidiary could incur liability (including under Section 4069 of ERISA).

          "Platform" shall have the meaning assigned to such term in Section 9.17(b).

          "Pledged Collateral" shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

          "Presumed Tax Rate" shall mean the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual or corporation residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

          "primary obligor" shall have the meaning given such term in the definition of the term "Guarantee."

          "Prior Liens" shall mean Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

          "Pro Forma Basis" shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the "Reference Period"):

          (i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions pursuant to Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term "Asset Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

          (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term "Asset Acquisition," occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Consolidated Interest Expense attributable to interest on any Indebtedness of such person, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

          Pro forma calculations made pursuant to the definition of the term "Pro Forma Basis" shall be determined in good faith by a Responsible Officer of Holdings and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions pursuant to Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that Holdings delivers to the Administrative Agent (i) a certificate of a Financial Officer of Holdings setting forth such operating expense reductions and other operating improvements or synergies and
(ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

          "Projections" shall mean the projections of Holdings and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent in writing by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

          "Quotation Day" shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

          "Rate" shall have the meaning given such term in the definition of the term "Type."

          "Real Property" shall mean, collectively, all right, title and interest of the Borrower or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Borrower or any other Subsidiary, whether by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures (including all preparation plants or other coal processing facilities and loadout and other transportation facilities), equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

          "Receivables Assets" shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

          "Receivables Net Investment" shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

          "Reclamation Laws" shall mean all laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and applicable Illinois, Kentucky, Pennsylvania, Utah, West Virginia and Wyoming state laws.

          "Rebuild Companies" shall mean Maxxim Rebuild Co., LLC, a Delaware limited liability company and a wholly owned subsidiary of the Borrower, and Powers Shop LLC, a

Virginia limited liability company and, upon consummation of the Acquisition, a wholly owned subsidiary of the Borrower.

          "Rebuild Equipment" shall mean mining and related equipment acquired from persons who are not Affiliates of the Borrower that is sold by either of the Rebuild Companies in the ordinary course of its business.

          "Reference Period" shall have the meaning assigned to such term in the definition of the term "Pro Forma Basis."

          "Refinance" shall have the meaning assigned to such term in the definition of the term "Permitted Refinancing Indebtedness," and "Refinanced" shall have a meaning correlative thereto.

          "Refinanced Tranche B Term Loans" shall have the meaning assigned to such term in Section 9.08(e).

          "Register" shall have the meaning assigned to such term in Section 9.04(b).

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Related Parties" shall mean, with respect to any specified person, such person's Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person's Affiliates.

          "Release" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

          "Remaining Present Value" shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

          "Replacement Tranche B Term Loans" shall have the meaning assigned to such term in Section 9.08(e).

          "Reportable Event" shall mean any reportable event as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

          "Required Lenders" shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y)

Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

          "Responsible Officer" of any person shall mean any executive officer, vice president or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

          "Revolving Facility" shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

          "Revolving Facility Borrowing" shall mean a Borrowing comprised of Revolving Facility Loans.

          "Revolving Facility Commitment" shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender's Revolving Facility Credit Exposure hereunder, as such commitment may be
(a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section
9.04 and (c) increased from time to time pursuant to Section 2.21. The initial amount of each Revolving Facility Lender's Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is $275.0 million.

          "Revolving Facility Credit Exposure" shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender's Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender's Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

          "Revolving Facility Lender" shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans (including any New Revolving Facility Lenders).

          "Revolving Facility Loan" shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01 or a New Revolving Facility Lender pursuant to Section 2.21. Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

          "Revolving Facility Maturity Date" shall mean October 26, 2010.

          "Revolving Facility Percentage" shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender's Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

          "Revolving L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and
(b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

          "S&P" shall mean Standard & Poor's Ratings Group, Inc.

          "Sale and Lease-Back Transaction" shall have the meaning assigned to such term in Section 6.03.

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Secured Obligations" shall mean the "Obligations" as defined in the Guarantee and Collateral Agreement.

          "Secured Parties" shall mean the "Secured Parties" as defined in the Guarantee and Collateral Agreement.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Security Documents" shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intercompany Lease Agreement and each of the security agreements, Additional Mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

          "Seller" shall have the meaning assigned to such term in the respective Acquisition Agreements, except in the case of the Agreement and Plan of Merger in respect of Premium Energy, in which case "Seller" shall have the meaning assigned to the term "Shareholder".

          "Senior Note Documents" shall mean the Senior Notes and the Senior
Note Indenture.

          "Senior Note Indenture" shall mean the Indenture dated as of May 18, 2004 under which the Senior Notes were issued, among the Borrower, Alpha Natural Resources Capital Corp. and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

          "Senior Notes" shall mean the Borrower's 10% Senior Notes due 2012, in an aggregate principal amount of $175.0 million, issued pursuant to the Senior
Note Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Notes and the related registration rights agreement with substantially identical terms as the Senior Notes.

          "Special Purpose Receivables Subsidiary" shall mean a direct or indirect Subsidiary of Holdings established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

          "Statutory Reserves" shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

          "Subordinated Intercompany Debt" shall have the meaning assigned to such term in Section 6.01(e).

          "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" shall mean, unless the context otherwise requires, a subsidiary of Holdings.

          "Swap Agreement" shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

          "Swingline Borrowing" shall mean a Borrowing comprised of Swingline Loans.

          "Swingline Borrowing Request" shall mean a request by the Borrower substantially in the form of Exhibit C-2.

          "Swingline Commitment" shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $40.0 million.

          "Swingline Exposure" shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

          "Swingline Lender" shall mean Citicorp North America, Inc., in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender designated as such by the Borrower after the Closing Date that is reasonably satisfactory to the Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

          "Swingline Loans" shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

          "Syndication Agent" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "Synthetic Lease Obligations" shall mean all monetary obligations of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such person, but which, upon the insolvency or bankruptcy of such person, would be characterized as Indebtedness of such person (without regard to accounting treatment).

          "Tax Distributions" shall mean any distributions described in Section 6.06(e).

          "Tax Amount" shall mean, for any period, (i) the aggregate amount of tax distributions required to be made during such period by ANR Holdings, LLC to its members in accordance with the tax distribution provisions of the ANR Holdings Limited Liability Company Agreement that is in effect on the Closing Date, which tax distributions shall in no event exceed an amount calculated by assuming the highest marginal federal, state and local tax rate (A) for individuals in effect for the year assuming residency in New York City, New York, in the case of tax distributions for periods prior to the Internal Restructuring, and (B) for corporations in effect for the year with respect to state and local jurisdictions in which Holdings or its ultimate parent(s) are liable for any tax amounts in the case of tax distributions for periods following the Internal Restructuring; provided that such distributions shall be solely for the purpose of enabling such members or their ultimate parent company to pay their income tax liability on their respective shares of cumulative taxable income attributable to the Borrower and the Subsidiaries; provided, further, that, in the case of clause (B) above, if such distributions exceed such tax liabilities, then any such excess shall be reasonably promptly re-contributed back to the Borrower; and (ii) the amount of tax required to be paid by Holdings or ANR, Inc. directly to taxing authorities in respect of taxable income attributable to the Borrower and the Subsidiaries and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by Holdings or its ultimate parent(s).

          "Taxes" shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

          "Term Borrowing" shall mean a Borrowing comprised of Tranche B Term Loans.

          "Test Period" shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period).

          "Tranche B Facility" shall mean the Tranche B Term Loan Commitments and the Tranche B Term Loans made hereunder.

          "Tranche B Installment Date" shall have the meaning assigned to such term in Section 2.10(a).

          "Tranche B Maturity Date" shall mean October 26, 2012.

          "Tranche B Term Borrowing" shall mean a Borrowing comprised of Tranche B Term Loans.

          "Tranche B Term Lender" shall mean a Lender with a Tranche B Term Loan Commitment or with outstanding Tranche B Term Loans (including any New Tranche B Term Lender).

          "Tranche B Term Loan Commitment" shall mean with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans hereunder pursuant to Section 2.01, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04 and (c) increased from time to time pursuant to Section 2.21. The aggregate amount of the Tranche B Term Loan Commitments on the Closing Date is $250.0 million.

          "Tranche B Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 or 2.21 (including New Tranche B Term Loans).

          "Transaction Documents" shall mean the Acquisition Agreements, the Installment Notes and the Loan Documents.

          "Transactions" shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including
(a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the issuance of the Installment Notes; and (d) the payment of all fees and expenses owing in connection with the foregoing.

          "Travelers" shall mean Travelers Casualty and Surety Company of America and its Affiliates.

          "Travelers Documents" shall mean (i) the Second Amended and Restated Bonding Agreement, dated May 28, 2004, between Travelers and the Loan Parties and (ii) the General Contract of Indemnity dated May 28, 2004, as amended to the Closing Date, between Travelers and the Loan Parties, in the case of each of clause (i) and (ii) as thereafter may be amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

          "Trigger Date" shall mean the date of delivery of financial statements for the first fiscal quarter ending at least six months after the Closing Date.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

          "UCC" shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to "rolling stock" or barges as in effect in the applicable jurisdiction.

          "Unrestricted Cash and Cash Equivalents" shall mean any cash and Permitted Investments that are free and clear of all Liens (other than Liens in favor of the Collateral Agent pursuant to the Loan Documents) and that would not be required to be classified as restricted cash on a balance sheet in accordance with GAAP.

          "U.S. Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

          "U.S. Patriot Act" has the meaning assigned to such term in Section 3.08(c).

          "Wholly Owned Subsidiary" of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or one or more Wholly Owned Subsidiaries of such person.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of determining compliance with Section 6.01 through Section 6.10 with respect to any amount in a currency other than Dollars, such amount shall be determined as of the date of incurrence thereof, and shall not be affected as a result of fluctuations in currency values.

          SECTION 1.03. Accounting Principles. If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.04 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by Holdings with the agreement of Holdings' accountants and results in a change in any of the calculations required by Sections 6.11 and 6.12 that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by Holdings shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any Financial Performance Covenant shall be given effect until such provisions are amended to reflect such changes in GAAP.

          SECTION 1.04. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

                                   ARTICLE II

                                   THE CREDITS

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees:

          (a) in the case of the Tranche B Term Lenders, to make Tranche B Term Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Tranche B Term Loan Commitment, and

          (b) in the case of the Revolving Facility Lenders to (i) make Revolving Facility Loans denominated in Dollars to the Borrower (ii) and participate in Letters of Credit issued from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender's Revolving Facility Credit Exposure exceeding such Lender's Revolving Facility Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments.

          (c) Notwithstanding any other provision of this Agreement, the Borrower shall only be permitted to borrow Revolving Facility Loans and request Letters of Credit that would result in the Revolving Facility Credit Exposure exceeding (or continuing to exceed) $210,000,000 (the amount of such excess, the "Excess Revolving Amount"), if (i) a portion of the Revolving Facility Credit Exposure which is at least equal to such Excess Revolving Amount is in the form of Letters of Credit (or Revolving Loans made to reimburse L/C Disbursements with respect to such Letters of Credit) which are issued to support the performance of statutory or regulatory obligations, or for surety, appeal, indemnity or performance bonding, warranty or contractual requirements or other obligations of a like nature incurred in the ordinary course of business or (ii) such Borrowing or issuance is otherwise permitted (including the Liens on the Collateral securing all Obligations with respect thereto) pursuant to the terms of the Senior Note Indenture, and (in the case of this clause (ii)) as shall be demonstrated in reasonable detail in a certificate of the Borrower delivered, and in form and substance reasonably satisfactory, to the Administrative Agent prior to each such Borrowing or issuance.

          (d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

          (c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) five Eurocurrency Borrowings outstanding under the Tranche B Facility and (ii) 20 Eurocurrency Borrowings outstanding under the Revolving Facility.

          (d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Tranche B Maturity Date, as applicable.

          SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m. (noon), Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) whether the requested Borrowing is to be a Revolving Facility Borrowing;

          (ii) the aggregate amount of the requested Borrowing (expressed in Dollars);

          (iii) the date of such Borrowing, which shall be a Business Day;

          (iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

          (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and

          (vi) the location and number of the Borrower's account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Borrowing the Borrower shall notify the Administrative Agent and the Swingline Lenders of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 3:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing (expressed in Dollars). Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with
Section 2.02(a)
on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

          (c) A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., Local Time on any Business Day, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender's Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent the Swingline Loan or Loans for the account of the applicable Swingline Lender, such Revolving Facility Lender's Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          SECTION 2.05. Letters of Credit.

          (a) General. Subject to the terms and conditions set forth herein, any Loan Party may request the issuance of Letters of Credit for its own account in the form of an L/C Request or another form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant Party to, or entered into by the

Applicant Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding any provision hereof, no Issuing Bank shall be required to issue any Letter of Credit to the extent that as a result of such issuance the aggregate face amount of all outstanding Letters of Credit issued by such Issuing Bank would exceed the amount set forth adjacent to such Issuing Bank's name on Schedule 2.05(a) or as otherwise agreed by the Borrower and the applicable Issuing Bank and the Administrative Agent from time to time.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Applicant Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Applicant Party also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)).

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender's Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender's Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank in Dollars not reimbursed by the Borrower on the date due as provided in paragraph (e) of this
Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower and the Applicant Party (if other than Borrower) shall be jointly and severally liable for reimbursing such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement, provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower or the Applicant Party (if other than Borrower) fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower and, in the case of a Revolving Facility Lender, such Lender's Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

          (f) Obligations Absolute. The joint and several obligation of the Borrower and the Applicant Party (if other than Borrower) to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank. None of the foregoing matters referred to in this paragraph (f) shall be construed to excuse the applicable Issuing Bank from liability to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived to the extent permitted by applicable law) suffered by the Borrower or the Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank's refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower and the Applicant Party (if other than the Borrower) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

          (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower or the Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower or the Applicant Party when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply; provided, further, that any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section,
(A) be payable in Dollars, (B) bear interest at the rate per annum then applicable to ABR Revolving Loans and (C) Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

          (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section
2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of
Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to
Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of

Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

          (k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to the Issuing Banks party hereto on the Closing Date) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

          (l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

          (m) Existing Letters of Credit. Schedule 2.05(m) contains a schedule of certain Revolving Letters of Credit (as such term is defined in the Existing Credit Agreement) issued prior to the Closing Date for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.05 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.2 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the face amount of such letters of credit shall be included in any calculation of Obligations and (iii) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this
Section 2.05(m) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, and designated by the Borrower in the Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

          (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The parties hereto acknowledge that the Tranche B Term Loan Commitments will terminate at 5 p.m., Local Time, on the Closing Date.

          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section
2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.
(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay

Tranche B Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a "Tranche B Installment Date"):

          Date               Amount
          ----               ------
March 31, 2006            $    625,000
June 30, 2006             $    625,000
September 30, 2006        $    625,000
December 31, 2006         $    625,000
March 31, 2007            $    625,000
June 30, 2007             $    625,000
September 30, 2007        $    625,000
December 31, 2007         $    625,000
March 31, 2008            $    625,000
June 30, 2008             $    625,000
September 30, 2008        $    625,000
December 31, 2008         $    625,000
March 31, 2009            $    625,000
June 30, 2009             $    625,000
September 30, 2009        $    625,000
December 31, 2009         $    625,000
March 31, 2010            $    625,000
June 30, 2010             $    625,000
September 30, 2010        $    625,000
December 31, 2010         $    625,000
March 31, 2011            $    625,000
June 30, 2011             $    625,000
September 30, 2011        $    625,000
December 31, 2011         $    625,000
March 31, 2012            $    625,000
June 30, 2012             $    625,000
September 30, 2012        $    625,000
Tranche B Maturity Date   $233,125,000

          In the event that any New Tranche B Term Loans are made on an Increased Amount Date, the amount due on each Tranche B Installment Date (other than the Tranche B Maturity Date) occurring after the Increased Amount Date shall increase by an amount equal to 1/4 of 1% per annum of the principal amount of such New Tranche B Term Loans, with the remaining principal amount of the New Tranche B Term Loans being repaid on the Tranche B Maturity Date.

          (b) To the extent not previously paid all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

          (c) Prepayment of the Tranche B Term Borrowings from:

          (i) all Net Proceeds pursuant to Section 2.11(c) shall be applied to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of such Term Borrowings; and

          (ii) Any optional prepayments pursuant to Section 2.11(a) shall be applied to reduce the remaining scheduled amortization payments in respect of Tranche B Term Borrowings in the order of their maturity or as otherwise directed by the Borrower.

          (d) Any Lender holding Tranche B Term Loans may elect, on not less than two Business Days' prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c) or Section 2.11(e), not to have such prepayment applied to such Lender's Tranche B Term Loans, in which case, the full amount not so applied shall be retained by the Borrower.

          (e) Prior to any repayment of any Borrowing under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 10:00 a.m., Local Time, (i) in the case of an ABR Borrowing, on the scheduled date of such repayment (provided, however, that such date shall be a Business Day) and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower, shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

          SECTION 2.11. Prepayment of Loans. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16); provided, however, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000, subject to prior notice in accordance with Section 2.10(e).

          (b) In the event and on such occasion that the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Borrower under the Revolving Facility shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) made to the Borrower, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

          (c) Holdings and the Borrower shall apply all Net Proceeds upon receipt thereof to prepay Term Borrowings in accordance paragraphs (c) and (d) of Section 2.10.

          SECTION 2.12. Fees. (a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a "Commitment Fee") on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the

Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at the rate set forth under the caption "Commitment Fee" below based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio                       Commitment Fee
--------------                       --------------
Category 1
Greater than 2.25 to 1.00                 0.50%

Category 2
Equal to or less than 2.25 to 1.00       0.375%

provided that until the Trigger Date, the Leverage Ratio shall be deemed to be in Category 1; provided, further, that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Majority Lenders under the Revolving Facility, at any time during which Holdings fails to deliver the consolidated financial information when required to be delivered pursuant to
Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

          All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender's Commitment Fee, the outstanding Swingline Loans during the period for which such Lender's Commitment Fee is calculated and any Closing Date Revolving Facility Borrowings shall be deemed to be zero. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

          (b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an "L/C Participation Fee") on such Lender's Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum (or such other rate as may be separately agreed between the Borrower and the applicable Issuing Bank) of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank's customary documentary and processing charges (collectively, "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          (c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the "Administrative Agent Fees").

          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

          (d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Tranche B Term Loans, on the Tranche B Maturity Date; provided that
(i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Issuing Bank; or

          (ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate on an after tax basis such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate on an after tax basis such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this
Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Each Loan Party shall indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise prejudice such Lender's interest in any material respect.

          (f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan

Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15,
2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan, (ii) reimbursement obligations with respect to any Letter of Credit or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Tranche B Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Tranche B Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Tranche B Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Tranche B Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph
(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section
2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments; and provided further that if such Lender is an Issuing Bank, then such Lender shall have been replaced as an Issuing Bank pursuant to Section 2.05(i). Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

          (c) If any Lender (such Lender, a "Non-Consenting Lender") has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more willing assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

          SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

          SECTION 2.21. Increase in Revolving Facility Commitments and/or Tranche B Term Loan Commitments.

          (a) New Commitments. At any time following the completion of the syndication of the Facilities (as reasonably determined by the Joint Lead Arrangers), the Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the "New Revolving Facility Commitments") and/or the Tranche B Term Loan Commitments (any such increase, the "New Tranche B Term Commitments" and together with the New Revolving Facility Commitments, if any, the "New Commitments"), by an amount not in excess of $100.0 million in the aggregate or a lesser amount in integral multiples of $10.0 million. Such notice shall (A) specify the date (an "Increased Amount Date") on which the Borrower proposes that the New Commitments and, in the case of New Tranche B Term Commitments, the date for borrowing, as applicable, be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, and (B) offer each Revolving Facility Lender (in the case of New Revolving Facility Commitments) and/or Tranche B Term Lender (in the case of New Tranche B Term Commitments) the right to increase its Revolving Facility Commitment and/or Tranche B Term Loan Commitment, as applicable, on a pro rata basis. The Borrower shall notify the Administrative Agent in writing of the identity of each Revolving Facility Lender, Tranche B Term Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a "New Revolving Facility Lender," a "New Tranche B Term Lender" or generally, a "New Lender") to whom the New Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of New Tranche B Term Commitments, such new Tranche B Term Loans in respect hereof ("New Tranche B Term Loans") shall be made on such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and Loans; (2) such increase in the Revolving Facility Commitments and/or the Tranche B Term Loan Commitments shall be evidenced by one or more joinder agreements, amendments to the Loan Documents and other documentation executed and delivered to Administrative Agent by each New Lender, as applicable, the Administrative Agent and the Borrower (without requiring the consent of any other Lender), in form and substance reasonably satisfactory to the Administrative Agent and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.17(e); and (3) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New Commitments.

          (b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

          (c) On any Increased Amount Date on which New Tranche B Term Loan Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each New Tranche B Term Loan Commitment shall be deemed for all purposes a Tranche B Term Loan Commitment and each Loan made thereunder shall be deemed, for all purposes, a Tranche B Term Loan, (ii) each New Tranche B Term Lender shall become a Lender with respect to the Tranche B Term Loan Commitments and all matters relating thereto and (iii) the New Tranche B Term Loans shall have the same terms as the then existing Tranche B Term Loans, and all then existing Tranche B Term Loans shall receive the benefit of any more favorable terms of the New Tranche B Term Loans, and be made by each New Tranche B Term Lender on the Increased Amount Date. All New Tranche B Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

          (d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower's notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Each of Holdings and the Borrower represents and warrants to each of the Lenders that:

          SECTION 3.01. Organization; Powers. Holdings, the Borrower and each of the other Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

          SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, the Borrower, and each of the other Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by Holdings, the Borrower and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation (including any Mining Law), or of the certificate or articles of incorporation or other constitutive documents or by-laws of any of Holdings, the Borrower or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority (including any Mining Permit) or (C) any provision of any indenture, lease (including any Mining Lease), agreement or other instrument to which any of Holdings, the Borrower or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease (including any Mining Lease), agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this
Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary, other than the Liens created by the Loan Documents. The incurrence of Indebtedness by, and the extension of Credit to, the Borrower hereunder and the granting of Liens and guarantees pursuant to this Agreement and the other Loan Documents does not and will not violate any provision of the Senior Notes Indenture.

          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each of Holdings, the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for
(a) the filing of UCC financing statements and certificates of title, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and any failure to obtain (or perform, as applicable) any of such actions, consents or approvals, registrations or filings listed on such Schedule 3.04, individually, or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.05. Financial Statements. (a) There has heretofore been furnished to the Lenders:

          (i) a pro forma consolidated balance sheet of Holdings and the Subsidiaries (calculated (i) as of the Closing Date with respect to cash and indebtedness and (ii) as of June 30, 2005 with respect to all other balance sheet items), prepared giving effect to the Transactions (including payment of the first installment of principal and accrued interest on the Installment Notes) as if the Transactions had occurred on such dates;

          (ii) a pro forma statement of operations of Holdings and the Subsidiaries and the combined entities comprising the Acquired Business for the fiscal year ending December 31, 2004 and the six month period ending June 30, 2005, prepared giving effect to the issuance of the Senior Notes, the Existing Credit Agreement, the Internal Restructuring and the Transactions (including payment of the first installment of principal and accrued interest on the Installment Notes) as if each such event had occurred on January 1, 2004; and

     The unaudited pro forma financial statements described in clauses (i) and
(ii) above, (A) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to have been reasonable as at the time made and to be reasonable as of the Closing
Date), it being understood that such assumptions are based on good faith estimates with respect to certain items and that actual amounts of such items on the Closing Date is subject to variation), and (B) subject to the assumptions and qualifications described therein and in the Information Memorandum, accurately reflect all adjustments necessary to give effect to the Transactions (including payment of the first installment of principal and accrued interest on the Installment Notes) and, in the case of clause (ii) above, the Senior Notes, Existing Credit Facility and Internal Restructuring, were prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the pro forma financial position and results of operations of Holdings and the Subsidiaries as of such date and for such period, assuming that such events had actually occurred at such date on January 1, 2004, as the case may be.

          (b) There has heretofore been furnished to the Lenders:

          (i) the combined balance sheets of ANR Fund IX Holding, Inc. and Alpha NR Holding, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the related combined statements of operations, stockholder's equity and partners' capital and cash flows of ANR Fund IX Holding, Inc. and Alpha NR Holding, Inc. and Subsidiaries for the fiscal years ended December 31, 2004 and 2003 and for the period from December 14, 2002 to December 31, 2003, audited by KPMG LLP, independent public accountants;

          (ii) the combined statements of operations, stockholder's equity and cash flows for Holdings' predecessor, which represented a majority of the Virginia coal operations of The Brinks Company, for the period from January 1, 2002 to December 13, 2002, audited by KPMG LLP;

          (iii) the combined balance sheets of the entities comprising the Acquired Business for the fiscal years ended December 31, 2004, 2003 and 2002, and the combined statements of operations, stockholders' equity and members' equity and comprehensive income and cash flows of the entities comprising the Acquired Business for the fiscal years ended December 31, 2004, 2003, and 2002, audited by KPMG LLP; and

          (iv) the combined balance sheet of the entities comprising the Acquired Business for the six months ended June 30, 2005, and the statement of operations of the combined entities comprising the Acquired Business for the six months ended June 30, 2005, reviewed by KPMG LLP; provided, however that no report or letter thereon is required to be issued by KPMG LLP.

     The financial statements described in clause (i), (ii), (iii) and (iv) above, present fairly in all material respects the financial condition, results of operations and cash flows of the entities and businesses referenced above, respectively, as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, and such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the entities and businesses referenced above, respectively, as of the dates thereof, to the extent required in accordance with GAAP.

          SECTION 3.06. No Material Adverse Effect. Since December 31, 2004, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

          SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the other Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets, including all Mortgaged Properties, subject solely to Permitted Encumbrances and except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and the other Subsidiaries have maintained, in all material respects and in accordance with normal mining industry practice, all of the machinery, equipment, vehicles, preparation plants or other coal processing facilities, loadout and other transportation facilities and other tangible personal property now owned or leased by the Borrower and the other Subsidiaries that is necessary to conduct their business as it is now conducted. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section
6.02 or arising by operation of law.

          (b) Each of Holdings, the Borrower and the other Subsidiaries has complied with all obligations under all leases (including Mining Leases) to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases (i) in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect and (ii) that are less than fully marketable because the consent of the lessor to a future assignment has not been obtained. Each of Holdings, the Borrower and the other Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) As of the Closing Date, the estate, title and interest of the Borrower and the other Subsidiaries in the Material Real Properties set forth on
Schedule 3.07(c) constitute all of the estate, title and interest in Material Real Properties necessary for the conduct of the business and operations of the Borrower and the other Subsidiaries as currently conducted. Schedule 3.07(c) has been prepared in good faith and is a true and correct summary of all the Material Real Property owned or leased by the Borrower and the other Subsidiaries to be encumbered in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, on the Closing Date, subject to Section 5.09(f).

          (d) As of the Closing Date (and following the Closing Date, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), except as set forth on Schedule 3.07(d), none of Holdings or any of the Subsidiaries has received written or, to the knowledge of Holdings and the Subsidiaries, other notice of claims that Holdings or any Subsidiary has mined any coal that it did not have the right to mine any Material Real Property, or mined any coal in such a manner as to give rise to any claims for loss, waste or trespass on any Material Real Property, and, to the knowledge of Holdings and the Subsidiaries, no facts exist upon which such a claim could be based.

          (e) Each of Holdings, the Borrower and the other Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(e).

          (f) As of the Closing Date, none of Holdings, the Borrower and their Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(f).

          (g) None of Holdings, the Borrower or the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05 and other than customary buy-back provisions following the termination of mining operations, satisfaction of reclamation obligations and release of applicable Mining Permits with respect to a Mortgaged Property.

          (h) Schedule 3.07(h) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Subsidiary, indicating the ownership thereof.

          (i) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors' qualifying shares) of any nature relating to any Equity Interests of Holdings or any of the Subsidiaries, except as set forth on Schedule 3.07(i).

          (j) With respect to each Mortgaged Property on which significant surface Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.08. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting, Holdings or


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the Borrower or any of the other Subsidiaries or any business, property or rights of any such person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions.

          (b) No Loan Party has been barred for a period in excess of 14 consecutive days from receiving surface or underground Mining Permits pursuant to the "permit blockage" provisions of the Surface Mining Control and Reclamation Act of 1977, as amended, or any comparable state statute.

          (c) No Loan Party nor, to the knowledge of Holdings or the Borrower, any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the "U.S. Patriot Act").

          (d) Except as set forth in Schedule 3.08(d), (i) none of Holdings, the Borrower, the other Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval, Mining Law, Mining Permit or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, and (ii) none of Holdings, the Borrower and the other Subsidiaries is lacking any consent, approval or permit, including Mining Permits, from any applicable Governmental Authority, necessary to the normal conduct of its business, except for (x) Mining Permits and related Environmental Permits with respect to new mining operations that have been applied for by the Borrower or any of the other Subsidiaries in the ordinary course of business and which are expected to be obtained and the lack of which in the interim would not have a Material Adverse Effect, (y) Mining Permits and related permits to be transferred to the Borrower or any of its Subsidiaries in connection with a completed acquisition of assets or Equity Interests by the Borrower or any of its Subsidiaries permitted pursuant to this Agreement and which are expected to be obtained and the lack of which in the interim would not have a Material Adverse Effect and (z) in each case to the extent that any of the foregoing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.09. Federal Reserve Regulations. (a) None of Holdings, the Borrower and the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

          SECTION 3.10. Investment Company Act; Public Utility Holding Company Act. None of Holdings, the Borrower or any other Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          SECTION 3.11. Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans on the Closing Date to (i) refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreement and (ii) finance certain of the Transactions and to pay fees and expenses incurred in connection therewith and thereafter will use the proceeds of the Revolving Facility Loans and Swingline Loans, solely for general corporate purposes (including making Permitted Business Acquisitions). The Borrower may use proceeds of Tranche B Term Loans solely to (i) refinance all Indebtedness and other obligations outstanding under the Existing Credit Agreement and (ii) consummate the Acquisition and the Transactions (including payment of the first installment under the Installment Note as such shall become due and payable in a principal amount not exceeding $183.0 million, plus accrued and unpaid interest thereon, within 10 days following the Closing Date). The Borrower will request the issuance of Letters of Credit solely to support payment and performance obligations incurred in the ordinary course of business by the Borrower and the Subsidiaries, and in accordance with Section 2.01(c), to the extent applicable.

          SECTION 3.12. Tax Returns. Except as set forth on Schedule 3.12:

          (a) Each of Holdings, the Borrower and the Subsidiaries (i) has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and
(ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves to the extent required by GAAP;

          (b) Each of Holdings, the Borrower and the Subsidiaries has paid in full or made adequate provision (in accordance with and to the extent required by GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

          (c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

          SECTION 3.13. No Material Misstatements. (a) All written information (other than the Projections, estimates, information of a general economic nature and general information pertaining to the coal industry) (the "Information") concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the

Information Memorandum or otherwise prepared by or on behalf of Holdings, the Borrower or the other Subsidiaries or their representatives and made available to any Lenders or the Administrative Agent (including in connection with the Transactions or the other transactions contemplated hereby), when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

          (b) The Projections, estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby
(i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Initial Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

          SECTION 3.14. Employee Benefit Plans. Each of Holdings, the Borrower, the other Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of Holdings, the Borrower, and each other Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such under funded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.15. Environmental Matters. Except as disclosed on Schedule
3.15 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by Holdings, the Borrower or any of the other Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened in writing against Holdings, the Borrower or any of the other Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and the other Subsidiaries has obtained or applied for all material Environmental Permits necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and at all relevant times has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) Holdings, the Borrower and the other Subsidiaries have made available to the Administrative Agent prior to the date of this Agreement the most recent environmental audit, if any, with respect to the operations of each of Holdings, Borrower and the other Subsidiaries, (iv) to the knowledge of Holdings and the Subsidiaries, no Hazardous Material is located at any property currently owned, operated or leased by the Borrower or any of the other Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the other Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of the other Subsidiaries and transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the other Subsidiaries under any Environmental Laws, (v) to the knowledge of Holdings and the Borrower, there are no agreements in effect on the date of this Agreement pursuant to which Holdings or any of the Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date of this Agreement; (vi) to the knowledge of Holdings and the Borrower, there are no landfills or disposal areas located at, on, in or under the assets of Holdings or any Subsidiary for which Holdings or any Subsidiary does not hold an authorization pursuant to Mining Laws and which are closed or to be closed and reclaimed pursuant to Reclamation Laws, and (vii) to the knowledge of Holdings and the Subsidiaries as of the Closing Date, except as listed on
Schedule 3.15(viii), there are not currently and at all relevant times there have not been any underground storage tanks "owned," or "operated" (as defined by applicable Environmental Law) by any of Holdings, the Borrower or any other Subsidiary or present or located on Holdings', the Borrower's or any other Subsidiary's Real Property.

          SECTION 3.16. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Guarantee and Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than the Intellectual Property (as defined in the Guarantee and Collateral Agreement)), when financing statements and other filings specified in Section I.A. and Exhibits B and C of the Perfection Certificate in appropriate form are filed in the offices specified therein, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

          (b) When the Guarantee and Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).


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

          (c) The Mortgages executed and delivered on the Closing Date pursuant to Section 4.01 and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.09 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02(a) and Liens having priority by operation of law.

          SECTION 3.17. Location of Real Property and Leased Premises. Exhibit B to the Perfection Certificate lists completely and correctly as of the Closing Date (a) all Material Real Property (including each owned Initial Mortgaged Property) owned by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses or location thereof and (b) all Material Real Property leased by Holdings, the Borrower and the Domestic Subsidiary Loan Parties (including each leased Initial Mortgaged Property) and the addresses or location thereof.

          SECTION 3.18. Solvency. (a) Immediately after giving effect to the Transactions (i) the fair value of the assets of the Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

          (b) None of Holdings or the Borrower intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

          SECTION 3.19. Labor Matters. As of the Closing Date there are no strikes pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings, the Borrower or any of the Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to Holdings, the Borrower and the Subsidiaries, taken as a whole.

          SECTION 3.20. Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is adequate.

          SECTION 3.21. Representations and Warranties in Acquisition Agreements. All representations and warranties of each of the Loan Parties set forth in each of the Acquisition Agreements were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          SECTION 3.22. Bonding Capacity. Each of Holdings, the Borrower and each of the other Subsidiaries has a sufficient mine bonding capacity to be able to replace the bonds currently in place for all its Active Operating Properties and to carry on its business as now conducted and as currently proposed to be conducted.

                                   ARTICLE IV

                              CONDITIONS OF LENDING

          The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a "Credit Event") are subject to the satisfaction of the following conditions:

          SECTION 4.01. First Credit Event. The several obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the several obligation of each Issuing Bank to issue, amend, extend or renew Letters of Credit on the Closing Date, are subject to satisfaction on the Closing Date of the following conditions precedent:

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, a favorable written


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

opinion of (i) Bartlit Beck Herman Palenchar & Scott LLP, counsel for the Loan Parties, substantially as set forth in Exhibit H, (ii) Vaughn R. Groves, General Counsel and Vice President of the Borrower, substantially to the effect set forth in Exhibit I, and (iii) each special and local counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.01(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs its counsel to deliver such opinions.

          (c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

          (i) a copy of the certificate or articles of incorporation or formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party to the extent a certified certificate of formation is not available from the Secretary of State (or other similar official) of the jurisdiction of its organization;

          (ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

               (A) that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

               (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member or board of managers) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

               (C) that the certificate or articles of incorporation or formation, and bylaws, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) and
          (ii)(A) above, respectively,

               (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

               (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

          (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

          (iv) such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including tax identification numbers and addresses).

          (d) The Collateral and Guarantee Requirement shall have been satisfied (subject to Section 5.14(b)) and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

          (e) The Acquisition and the other Transactions shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement in accordance with the Acquisition Agreements and all other related documentation (without material amendment, modification or waiver thereof which is adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior consent of the Administrative Agent).

          (f) The Lenders shall have received the financial statements referred to in Section 3.05.

          (g) The Borrower shall have delivered a certificate, in form and substance reasonably satisfactory to the Arrangers, demonstrating in reasonable detail that the incurrence of indebtedness up to the full amount of the Facilities (and the Liens securing the Facilities) are on the Closing Date and will be at all times thereafter, permitted pursuant to the terms of the Senior
Note Indenture.

          (h) After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and the Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the Senior Notes, (iii) the Installment Notes, (iv) approximately $2.6 million of Capital Lease Obligations or purchase money Indebtedness, and (v) other Indebtedness permitted pursuant to Section 6.01.

          (i) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer or another Financial Officer of each of Holdings and the Borrower confirming the solvency of Holdings, the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

          (j) There shall not have been any Material Adverse Effect, after giving effect to the Transactions, taken as a whole, since December 31, 2004.

          (k) Except as set forth in Schedule 3.04, no provision of any applicable law or regulation, including Mining Laws, and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the Borrower and its Subsidiaries, taken as a whole.

          (l) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Weil Gotshal & Manges LLP and local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

          (m) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the Closing Date.

          (n) The Lenders shall have received the Borrower's business plan (to the extent updated or supplemented after September 23, 2005), which shall include a financial forecast on a quarterly basis for the first twelve months after the Closing Date and on an annual basis thereafter through the year of the Tranche B Maturity Date.

          (o) The Leverage Ratio shall not be greater than 2.50 to 1.00 on a Pro Forma Basis giving effect to the Transactions (including the scheduled repayment of the first installment of principal due on the Installment Notes within 10 days of closing, but excluding any Closing Date Revolving Facility Borrowings); and

          (p) The Administrative Agent shall have received certificates of insurance with respect to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent, meeting the requirements of Section
5.02 and with endorsements naming the Collateral Agent as additional insured and as loss payee.

          (q) (i) All Indebtedness under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein), and all commitments thereunder, shall have been terminated on terms reasonably satisfactory to the Administrative Agent and
(iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrower and the Existing Agent or other evidence of such termination in each case in form and substance reasonably satisfactory to the Administrative Agent.

          (r) The Administrative Agent shall have received a certificate signed by a Responsible Officer of each of Holdings and the Borrower (together with satisfactory supporting schedules and other data) as to the matters set forth in clauses (e), (h), (j), (k) and (o) of this Section 4.01.

          SECTION 4.02. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of
Credit:

          (a) The Administrative Agent shall have received (i) in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of
Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b), and (ii) to the extent required by Section 2.01(c)(ii), a certificate of the Borrower which satisfies the requirements of Section 2.01(c)(ii).

          (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

          (c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

          Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

          Each of Holding and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05.

          (b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, mining, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental

Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured (with customary deductibles) at all times by financially sound and reputable insurers, including self-insurance covering workers' compensation and black lung obligations in accordance with customary industry practices; provided that, in the case of self-insurance, the Borrower and the Subsidiaries maintain supplemental insurance coverage for any per claim loss resulting in a payment in excess of $1,000,000; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents (and comply with all covenants in the Security Documents with respect thereto).

          (b) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

          (c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

          (i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this
     Section 5.02, it being understood that (A) the Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings, and the Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of the Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

          (ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

          SECTION 5.03. Taxes. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves, if any, required in accordance with GAAP with respect thereto.

          SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

          (a) within 90 days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year beginning with the fiscal year ended December 31, 2005, a consolidated balance sheet and related statements of operations, cash flows and owners' equity showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by KPMG LLP or such other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by a report of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings of Annual Reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

          (b) within 45 days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ended September 30, 2005, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Holdings of Quarterly Reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

          (c) (x) concurrently with any delivery of financial statements under
(a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and
(ii) commencing with the fiscal period ending December 31, 2005 setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and
6.12 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

          (d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

          (e) within 90 days after the end of each fiscal year, a copy of summary projections by Holdings and the Subsidiaries of the operating budget and cash flow budget of Holdings and the Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Financial Officer of Holdings to the effect that, to the best of his knowledge, such projections have been prepared based on assumptions believed by Holdings to be reasonable;

          (f) upon the reasonable request of the Administrative Agent, updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.09(e);

          (g) promptly, a copy of all reports of independent third parties submitted to the Board of Directors (or any committee thereof) of any of Holdings, the Borrower or any Subsidiary (x) in connection with any material interim or special audit made by independent accountants of the books of Holdings, the Borrower or any Subsidiary or (y) valuing the coal reserves or constituting, in whole or in part, a material mine plan or material change to any material mining plan;

          (h) promptly, from time to time, such other information regarding the operations (including as to coal reserves), business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

          (i) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

          (c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

          (d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

          SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased) and all Mining Laws and Mining Permits, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws and Mining Laws, which are the subject of
Section 5.13, or to laws related to Taxes, which are the subject of Section
5.03.

          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of the Subsidiaries at reasonable times during normal business hours, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

          SECTION 5.09. Further Assurances; Additional Mortgages. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          (b) If any asset (other than real property, which is covered by Section 5.09(c) below) that has an individual fair market value in an amount greater than $5.0 million is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, within 20 Business Days following such acquisition or other occurrence, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

          (c) If any real property that constitutes Material Real Property is acquired by the Borrower or any Domestic Subsidiary Loan Party after the Closing Date, or any real property owned or leased by the Borrower or any Domestic Subsidiary Loan Party becomes Material Real Property (as a result of the commencement of new mining operations, increases in production or minimum royalty amounts under Mining Leases, or otherwise) at any time after the Closing Date, the Borrower or such Domestic Subsidiary Loan Party shall grant to the Collateral Agent security interests and Mortgages in such Material Real Property (to the extent not covered by the Mortgages delivered on the Closing Date), pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an "Additional Mortgage") and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (f) below, in each case within 20 Business Days following such acquisition. With respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith an opinion of counsel and such other documents, instruments, certificates and materials, in each case to the extent reasonably requested by the Collateral Agent.

          (d) If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Closing Date and if such Subsidiary is a Domestic Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

          (e) In the case of the Borrower, (i) furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party's corporate or organization name, (B) in any Loan Party's identity or organizational structure or (C) in any Loan Party's organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

          (f) The Collateral and Guarantee Requirement and the other provisions of this Section 5.09 need not be satisfied with respect to (i) any Material Real Property held by Holdings, the Borrower or any of the other Loan Parties as a lessee under a lease only to the extent that such lease does not permit the granting of a mortgage or lien thereon and consent has not been obtained, provided, however that mortgages shall be granted subject to savings clauses in such cases to the extent such consents are not obtained; provided, however, Holdings, the Borrower and the other Loan Parties shall use commercially reasonable efforts to obtain the consent of the landlord under such lease to the extent required to grant a Mortgage thereon, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as
(A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary but excluding Dominion Terminal Associates and Excelven Pty Limited), (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)), (iv) any asset of a Foreign Subsidiary if the granting of a Lien on such asset would result in materially adverse tax or legal consequences to Holdings and the Subsidiaries (as determined by the Borrower reasonably and in good faith) or (v) any asset of a Foreign Subsidiary if the Borrower demonstrates to the Collateral Agent and the Collateral Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and Guarantee Requirement of this Section 5.09 with respect thereto exceeds the value of the security offered thereby; provided that, upon the reasonable request of the Collateral Agent, Holdings shall, and shall cause any applicable Subsidiary Loan Party to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and
(iii) above, other than those set forth in a joint venture agreement to which Holdings or any Subsidiary is a party.

          SECTION 5.10. Fiscal Year; Accounting. In the case of Holdings and the Subsidiaries, cause their fiscal year to end on December 31.

          SECTION 5.11. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by the Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the Borrower would be required by the terms of the Senior Note Indenture to make an offer to purchase any Senior Notes, as applicable, then, in the case of the Borrower or a Subsidiary, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section 6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

          SECTION 5.12. Maintenance of Ratings. Maintain at all times while Tranche B Term Loans are outstanding a rating of the facilities provided hereunder with Moody's and S&P.

          SECTION 5.13. Environmental and Mining Laws. Etc. (a) Comply, and take all commercially reasonable actions to ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply, in all material respects with all applicable Environmental Laws and Mining Laws, and obtain, comply in all material respects with and maintain in full force any and all Environmental Permits and Mining Permits applicable to any of them, in each case, to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.

          (b) Conduct and complete (i) all investigations, studies, sampling and testing and (ii) all reclamation, remedial, removal, monitoring or other actions, in each case, required under applicable Environmental Laws and Mining Laws and promptly comply in all respects with all lawful orders and directives of all Government Authorities regarding applicable Environmental Laws and Mining Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency thereof could not be reasonably expected to result in a Material Adverse Effect.

          (c) Promptly take all commercially reasonable actions necessary to (i) cure any material liability pursuant to Environmental Law or Mining Law, including the performance of any remediation or reclamation as may be required and (ii) ensure that there shall be no Releases of Hazardous Materials in, on, under or from any Mortgaged Property or other facility of Holdings and the Subsidiaries that could be reasonably expected to result in a material Liability under any Mining Laws or Environmental Laws.

          (d) Deliver to the Administrative Agent as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, and all written communications, with respect to any Liability under any Mining Laws or Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (except to the extent such materials would be protected from disclosure by an attorney-client privilege in a court of competent jurisdiction).

          SECTION 5.14. Post-Closing Requirements.

          (a) Use commercially reasonable efforts to obtain promptly any action, consent or approval of, registration or filing with or any other action by any Governmental Authority listed on Schedule 3.04 to the extent not performed or obtained on or before the Closing Date, and, upon the request of the Administrative Agent (which shall be made not more than once per quarter), provide to the Administrative Agent a written description of the status of the matters referred to in Schedule 3.04.

          (b) Deliver on or before the date that is 30 days following the Closing Date (or such later date as the Administrative Agent may reasonably approve) each of the items set forth on Schedule 5.14(b).

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated, the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, or will cause or permit any of the Subsidiaries to:

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          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness existing on the Closing Date and set forth on
Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with Holdings or any Subsidiary);

          (b) Indebtedness created hereunder and under the other Loan Documents;

          (c) Indebtedness of Holdings and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.13;

          (d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers' compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

          (e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Loan Parties shall be subject to Section 6.04(a) and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the "Subordinated Intercompany Debt") shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

          (f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations under Mining Law or Environmental Law or with respect to workers' compensation benefits, in each case provided in the ordinary course of business, including those incurred to secure obligations under health, safety, mining and environmental obligations in the ordinary course of business;

          (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

          (h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a corporation or other entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04;

          (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Holdings or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to
Section 5.04;

          (j) Capital Lease Obligations incurred by Holdings or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under
Section 6.03;

          (k) other Indebtedness, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $100.0 million;

          (l) Indebtedness of the Borrower and Alpha Natural Resources Capital Corp. pursuant to the Senior Notes in an aggregate principal amount that is not in excess of the sum of $175.0 million and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness in the form of Permitted Senior Debt Securities;

          (m) Guarantees (i) by the Loan Parties of the Indebtedness of the Borrower and Alpha Natural Resources Capital Corp. described in paragraph (l),
(ii) by any Loan Party of any Indebtedness of the Borrower or any Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04(b),
(iv) by any Foreign Subsidiary that is not a Loan Party of Indebtedness of another Foreign Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under 6.01(a), (k) or (t); provided that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

          (n) Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests, other than, in the case of a disposition by Holdings or any Subsidiary, Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition;

          (o) Indebtedness in connection with Permitted Receivables Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(c);

          (p) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $30.0 million;

          (q) Guarantees of Indebtedness or other obligations of contractors and suppliers of the Borrower or any of the Subsidiaries or of persons who are not Affiliates of the Borrower and with whom the Borrower has an existing business relationship in support of financing or bonding arrangements for such contractors, or suppliers or such other person in connection with such business relationship; provided that the obligations of Holdings, the Borrower or any of the Subsidiaries pursuant to this Section 6.01(q) shall not exceed $10.0 million at any time outstanding;

          (r) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

          (s) Indebtedness consisting of (x) Installment Notes or (y) other Permitted Senior Debt Securities, which, in the case of this clause (y), shall be in an aggregate outstanding principal amount not in excess of $250.0 million; provided that the foregoing dollar limitation shall not apply if either (i) the Leverage Ratio on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness is equal to or less than 1.50 to 1 or (ii) the Net Proceeds in respect thereof are actually utilized to repay Term Borrowings;

          (t) Indebtedness of Foreign Subsidiaries for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate amount not to exceed $10.0 million outstanding at any time

          (u) Indebtedness relating to the financing of insurance policy premiums; provided that (i) such insurance is for the benefit of the Loan Parties and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(u) shall not exceed $25,000,000 at any time outstanding; and

          (v) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above.

Notwithstanding anything to the contrary herein, Holdings shall not be permitted to incur any Indebtedness other than Indebtedness under Sections 6.01(b), (f) and (m).

          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens on property or assets of Holdings and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Holdings or any Subsidiary;

          (b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

          (c) any Lien on any property or asset of Holdings or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that such Lien (i) does not apply to any other property or assets of Holdings or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term "Permitted Refinancing Indebtedness";

          (d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

          (e) landlord's, carriers', warehousemen's, mechanics', materialmen's, repairmen's, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

          (f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

          (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

          (h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary or would result in a Material Adverse Effect;

          (i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof) or Section 6.01(j), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

          (j) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

          (k) other Liens with respect to property or assets of Holdings or any Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than $5.0 million at any time;

          (l) any interest or title of, or Liens created by, a lessor or sublessor under any leases or subleases entered into by Holdings or any Subsidiary, as tenant, in the ordinary course of business and any precautionary UCC financing statement filings in respect of operating leases entered into in the ordinary course of business;

          (m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

          (n) Liens in respect of Permitted Receivables Financings;

          (o) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

          (p) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (q) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

          (q) licenses or sublicenses of intellectual property granted in the ordinary course of business;

          (r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (s) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a), (k) or (s);

          (t) Liens upon specific items of inventory or other goods and proceeds of Holdings or any of the Subsidiaries securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (u) Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (v) The following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Closing Date:

          (i) encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

          (ii) rights and easements of owners (i) of undivided interests in any of the Real Property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) of interests in the surface of any Real Property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coal-bed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by such Loan Party or Subsidiary; provided, however, that the rights and easements described in clauses (i) through (iv) of this subclause (v) shall in no event cause any breach of the representations made in Section 3.07(c);

          (iii) with respect to any Real Property in which Holdings or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns) (without limiting the Liens otherwise permitted by Section 6.02(l) above);

          (iv) farm, grazing, hunting, recreational and residential leases with respect to which Holdings or any Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties;

          (v) royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent;

          (vi) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person; and

          (vii) rights of repurchase or reversion when mining and reclamation are completed.

          (w) Liens on insurance policy proceeds; provided that such Liens secure Indebtedness permitted by Section 6.01(v); and

          (x) Liens in the nature of dedication of reserves under Coal Supply Agreements consistent with normal practices in the mining industry.

          Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on (A) Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 6.02(d), (e), (j) and (o), or (B) Mortgaged Property, other than Liens in favor of the Collateral Agent, Prior Liens, Permitted Encumbrances and Liens permitted by Section 6.02(d), (e),
(j), (o), (v) and (x).

          SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an "Investment"), in any other person, except:

          (a) (i) Investments by Holdings or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Borrower to any Subsidiary that is a Loan Party and intercompany loans permitted by Section 6.01(e); and (iii) Guarantees by the Borrower or any Loan Party of Indebtedness otherwise expressly permitted under this Agreement of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Loan Parties, plus (B) intercompany loans after the Closing Date to Subsidiaries that are not Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to $25.0 million (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to this paragraph (a));

          (b) Permitted Investments and investments that were Permitted Investments when made;

          (c) Investments required in connection with Alpha Terminal Company, LLC's partnership interest in Dominion Terminal Associates, so long as the aggregate amount invested, loaned or advanced pursuant to this clause (c) does not exceed $10.0 million in any fiscal year, with any unused amount for any fiscal year being carried forward to the immediately succeeding fiscal year (it being understood and agreed that no such amount may be carried forward beyond the fiscal year immediately succeeding the fiscal year in which it arose);

          (d) Investments in the Equity Interests of ANR, Inc. in connection with the purchase or redemption of Equity Interests held by then present or former directors, consultants, officers or employees of ANR, Inc., Holdings or any of the Subsidiaries or by any Plan upon such person's death, disability, retirement or termination of employment or under the terms of any such Plan (including the Alpha Natural Resources, Inc. Long-term Incentive Plan and the Alpha Coal Management, LLC Long-term Incentive Plan); provided that the aggregate amount of such purchases or redemptions under this paragraph (d) shall not exceed in any fiscal year $2.5 million (plus the amount of net proceeds (x) received by Holdings (as a contribution to equity) during such calendar year from sales of Equity Interests of ANR, Inc. to directors, consultants, officers or employees of Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements, which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year);

          (e) Investments arising out of the receipt by Holdings or any Subsidiary of non-cash consideration for the sale of assets permitted under
Section 6.05;

          (f) (i) loans and advances to employees of Holdings or any Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof);

          (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

          (g) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

          (h) Swap Agreements permitted pursuant to Section 6.13;

          (i) Investments existing on the Closing Date and set forth on Schedule 6.04;

          (j) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

          (k) other Investments by Holdings or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (i) $35.0 million and (ii) 4.0% of Consolidated Total Assets (in each case, plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (k));

          (l) Investments constituting Permitted Business Acquisitions;

          (m) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests of Holdings (or with the proceeds of the issuance of Equity Interests of ANR, Inc., that are contributed to Holdings or the Subsidiaries) which proceeds or Investments, if not already held by a Loan Party, are in turn are contributed (as common equity) to any Loan Party;

          (n) intercompany loans between Foreign Subsidiaries that are not Loan Parties or from a Foreign Subsidiary to any Domestic Subsidiary of Holdings that is not a Loan Party and Guarantees permitted by Section 6.01(m)(i), (ii), (iv) and (v);

          (o) the Transactions;

          (p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

          (q) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were inexistence on the date of such acquisition, merger or consolidation;

          (r) Guarantees by Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business; and

          (s) Investments arising as a result of Permitted Receivables
Financings.

          SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary (other than directors' qualifying shares) or preferred equity interests of Holdings, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

          (a) (i) the purchase, lease, sublease or sale of inventory (including coal and related products and mining equipment held for sale) in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition, lease or sublease of any other asset in the ordinary course of business by Holdings or any Subsidiary (including with respect to contract mining agreements), (iii) the sale or other disposition of surplus, obsolete or worn out equipment, scrap or other property in the ordinary course of business by Holdings or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

          (b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) the merger or consolidation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution (other than the Borrower) or change in form of entity of Holdings or any Subsidiary if Holdings determines in good faith that such liquidation or dissolution or change of entity form is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

          (c) sales, transfers, leases or other dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided, further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (g) below shall not exceed, in any fiscal year of Holdings, 5.0% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

          (d) Sale and Lease-Back Transactions permitted by Section 6.03;

          (e) Permitted Business Acquisitions and other Investments permitted by
Section 6.04, Liens permitted by Section 6.02 and dividends and other distributions permitted by Section 6.06;

          (f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

          (g) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of Holdings, 5% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

          (h) any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation
(i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a domestic Subsidiary, the surviving or resulting entity shall be a domestic Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Foreign Subsidiary Loan Party that is a Wholly Owned Subsidiary;

          (i) dispositions of Rebuild Equipment by either of the Rebuild Companies;

          (j) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

          (k) sales, leases, subleases or other dispositions of inventory, equipment, reserves or other assets of Holdings and its Subsidiaries determined by the management of Holdings or the Borrower to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

          (l) the Transactions; and

          (m) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings.

          Notwithstanding anything to the contrary contained in Section 6.05 above, (i) Holdings shall at all times own, directly or indirectly, 100% of the Equity Interests of the Borrower free and clear of any Liens other than Liens created by the Security Documents, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, subleases or other dispositions to Loan Parties pursuant to paragraph
(c) hereof and purchases, sales or transfers pursuant to paragraph (f) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (d) or (k) of this
Section 6.05 unless such disposition is for at least 75% cash consideration and
(iv) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clause
(iii), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on Holdings' or such Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Subsidiary of Holdings that is assumed by the transferee of any such assets shall be deemed cash.

          SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

          (a) any Subsidiary of Holdings may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to Holdings or to any Wholly Owned Subsidiary of Holdings (or, in the case of non-Wholly Owned Subsidiaries, to Holdings or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings, or such subsidiary) based on their relative ownership interests);

          (b) Holdings and each Subsidiary may declare and pay dividends or make other distributions to ANR, Inc. in respect of overhead of ANR, Inc. or its direct or indirect owners, including to make distributions under Section 6.06(e) hereof, legal, accounting and professional fees and other fees and expenses in connection with the maintenance of its existence and its ownership of Holdings, in each case, to the extent attributable to the ownership of ANR, Inc. in Holdings or such Subsidiary;

          (c) Holdings may declare and pay dividends or make other distributions to ANR Inc. the proceeds of which are used so to purchase or redeem Equity Interests of ANR Inc. (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of ANR Inc., Holdings or any of the Subsidiaries or by any Plan upon such person's death, disability, retirement or termination of employment or under the terms of any such Plan or (including the Alpha Natural Resources, Inc. Long-term Incentive Plan and the Alpha Coal Management, LLC Long-term Incentive
Plan) any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $2.5 million (plus the amount of net proceeds (x) received by Holdings (as a contribution to equity capital) during such calendar year from sales of Equity Interests of ANR Inc. to directors, consultants, officers or employees of Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements, which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year);

          (d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

          (e) the Subsidiaries may make distributions to Holdings and Holdings may make distributions to ANR Inc. in an amount equal to the Tax Amount;

          (f) so long as no Default or Event of Default shall have occurred and be continuing or result therefrom, each of Holdings and any of the Subsidiaries may declare and pay dividends or make other distributions to its equity holders so long as (x) the aggregate amount of such dividends paid or distributions made pursuant to this clause (f) in any fiscal year shall not exceed $20,000,000 and
(y) any such dividends paid or distributions made must be ultimately used by ANR Inc. to pay dividends to its common stockholders, on a pro rata basis; and

          (g) each of Holdings and any of the Subsidiaries may declare and pay dividends or make other distributions to holders of its Equity Interests so long as (x) the aggregate amount of such dividends paid or distributions made pursuant to this clause (g) shall not exceed $7,000,000 and (y) any such dividends paid or distributions made must be ultimately used by ANR Inc. to pay the Fund Distributions.

          SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of ANR, Inc., unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a person that is not an Affiliate; provided that this clause
(ii) shall not apply to the indemnification of directors of Holdings and the Subsidiaries in accordance with customary practice.

          (b) The foregoing paragraph (a) shall not prohibit:

          (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings, the Subsidiaries or ANR, Inc.;

          (ii) loans or advances to employees of Holdings or any of the Subsidiaries in accordance with Section 6.04(f);

          (iii) transactions among the Borrower and the Loan Parties and transactions among the Loan Parties otherwise permitted by this Agreement;

          (iv) the payment of fees and indemnities to directors, officers, consultants and employees of Holdings and the Subsidiaries in the ordinary course of business;

          (v) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

          (vi) any employment agreement or employee benefit plan entered into by Holdings or any of the Subsidiaries in the ordinary course of business or consistent with past practice;

          (vii) dividends, redemptions and repurchases permitted under Section 6.06;

          (viii) payments by Holdings or any of the Subsidiaries to the Funds or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of Holdings, the Subsidiaries or ANR, Inc., in good faith;

          (ix) subject to paragraph (c) below, the existence of, or the performance by Holdings, the Borrower or any of the other Subsidiaries of its obligations under the terms of, the Acquisition Agreements, or any agreement contemplated thereunder to which it is a party as of the Closing Date; provided, however, that the existence of, or the performance by Holdings, the Borrower or any Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause
     (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect;

          (x) transactions with Wholly Owned Subsidiaries for the purchase, sale, lease or sublease of goods, products, parts and services entered into in the ordinary course of business;

          (xi) any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings, the Borrower or ANR Inc. from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Holdings qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a person that is not an Affiliate; and

          (xii) the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Acquisition Agreements.

          SECTION 6.08. Business of Holdings and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions, provided, that Holdings shall not, and Holdings shall ensure that ANR Holdings, LLC, shall not, engage in any business or activity other than (i) holding membership interests in ANR Holdings, LLC (in the case of Holdings) and indirectly (in the case of Holdings) or directly (in the case of ANR Holdings, LLC) membership interests in the Borrower, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure, (v) fulfilling obligations pursuant to acquisition agreements, and (vi) providing Guarantees of the obligations under the Facilities, the Senior Note Indenture and the Travelers Documents.

          SECTION 6.09. Limitation on Cancellations and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business and (ii) in respect of intercompany Indebtedness among the Borrower and the Subsidiary Guarantors that are Domestic Subsidiaries,

          (b) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Holdings, the Borrower or any of the Subsidiaries or the Acquisition Agreements.

          (c) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Notes or any Permitted Senior Debt Securities, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Notes or any Permitted Senior Debt Securities), except (x) Permitted Refinancing Indebtedness permitted by Section 6.01, (y) payments of regularly scheduled interest or (z) payments of scheduled installments of principal under the Installment Notes and the Senior Notes; or

          (ii) Amend or modify, or permit the amendment or modification of, any provision of any Senior Note or any Permitted Senior Debt Securities, or any agreement (including any Senior Notes Document or any document relating to any Permitted Senior Debt Securities) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

          (d) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts, or permit to become ineffective any waiver of any term restricting (x) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (y) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

          (i) restrictions imposed by applicable law;

          (ii) (A) contractual encumbrances or restrictions in effect on the Closing Date under (x) any Senior Note Document or (B) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

          (iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

          (iv) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, or otherwise permitted pursuant to this Agreement;

          (v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

          (vi) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

          (vii) customary provisions restricting subletting or assignment of any lease or sublease governing a leasehold interest;

          (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

          (ix) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

          (x) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

          SECTION 6.10. Capital Expenditures. Permit Holdings or the Subsidiaries to make any Capital Expenditure, except that:

          (a) During any fiscal year Holdings and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed (subject to paragraph (b) below) $150,000,000 in any fiscal year.

          (b) Notwithstanding anything to the contrary contained in paragraph
(a) above, to the extent that the aggregate amount of Capital Expenditures made by Holdings and the Subsidiaries in any fiscal year of Holdings pursuant to
Section 6.10(a) is less than the amount permitted for such fiscal year pursuant to paragraph (a), the amount of such difference may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year; in addition to the Capital Expenditures otherwise permitted under Section 6.10(a), provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this paragraph (b) shall in no event exceed an amount equal to $75,000,000 for such fiscal year.

          SECTION 6.11. Interest Coverage Ratio. Permit the ratio (the "Interest Coverage Ratio") on the last day of any fiscal quarter, for the Test Period ended as of such day of (a) EBITDA to (b) Cash Interest Expense to be less than
2.50 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

          SECTION 6.12. Leverage Ratio. Permit the Leverage Ratio on the last day of any fiscal quarter set forth below for the Test Period then ended, to be in excess of the ratio set forth below for such period.

        Test Period Ended                  Ratio
        -----------------                  -----
December 31, 2005                      4.00 to 1.00
March 31, 2006                         4.00 to 1.00
June 30, 2006                          4.00 to 1.00
September 30, 2006                     4.00 to 1.00
December 31, 2006                      4.00 to 1.00
March 31, 2007                         3.75 to 1.00
June 30, 2007                          3.75 to 1.00
September 30, 2007                     3.75 to 1.00
December 31, 2007                      3.75 to 1.00
March 31, 2008 and the last day
   of each fiscal quarter thereafter   3.50 to 1.00

          SECTION 6.13. Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary.

          SECTION 6.14. Fiscal Year. Neither Holdings nor the Borrower shall, nor shall they permit any Subsidiary of the Borrower to, change its fiscal year.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

          SECTION 7.01. Events of Default. In case of the occurrence of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, the Borrower or any other Loan Party;

          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

          (d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or the Borrower), 5.05(a), 5.08, 5.09(d) or in Article VI;

          (e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

          (f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or
(ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (B) any Material Lease unless the counterparty or counterparties with respect to such Material Lease (x) notified Holdings, the Borrower or any Subsidiary of the occurrence of such event or condition described in this clause (ii), request that Holdings, the Borrower or any Subsidiary cure the same and Holdings, the Borrower or such Subsidiary shall fail to cure the event or condition within 5 Business Days or such greater time period set forth in the counterparty's notice, (y) cause the Indebtedness with respect to such Material Lease to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (z) terminated or took steps to terminate such Material Lease;

          (g) there shall have occurred a Change in Control;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary (other than the Borrower), in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law,
(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or
(vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (j) Holdings, the Borrower or any Subsidiary shall fail to pay one or more final judgments aggregating in excess of $20.0 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

          (k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

          (l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreements or to file UCC continuation statements and except to the extent that such loss is covered by a lender's title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause
(h) or (i) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or 5.0% of total revenues of Holdings and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

                                  ARTICLE VIII

                                   THE AGENTS

          SECTION 8.01. Appointment. (a) In order to expedite the transactions contemplated by this Agreement, (i) Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and Collateral Agent, (ii) UBS Securities LLC is hereby appointed to act as Syndication Agent and (iii) Bank of America, N.A., National City Bank of Pennsylvania and PNC Bank, National Association are hereby appointed to act as Co-Documentation Agents. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all rights and remedies in respect of such Collateral shall be controlled by the Collateral Agent.

          (b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party or any other party hereto or to any Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          SECTION 8.02. Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent. Each Lender recognizes and agrees that the Co-Documentation Agents, and the Joint Lead Arrangers shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

          SECTION 8.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          SECTION 8.04. Each Agent in Its Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

          SECTION 8.05. Indemnification. Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

          SECTION 8.06. Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.01. Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (i) if to any Loan Party, to it at:

               406 West Main Street
               Abingdon, Virginia 24212
               Attention: General Counsel
               Telecopy no: (276) 628-3116)
               E-mail Address: vgroves@alphanr.com

               with a copy to:

               Bartlit Beck Herman Palenchar & Scott LLP
               1899 Wynkoop Street
               Denver, Colorado 80202
               Attention: Polly S. Swartzfager
               Telecopy no: (303) 592-3140
               E-mail Address: polly.swartzfager@bartlit-beck.com

          (ii) if to the Administrative Agent for Loan advances, to it at:

               Citicorp North America, Inc.
               Global Loans Support Services
               2 Penns Way, Suite 110
               New Castle, Delaware 19720
               Attention: Valerie Burrows
               Telecopy no: (212) 994-0961
               E-Mail Address: valerie.r.burrows@citigroup.com

          (iii) if to the Administrative Agent for administrative matters or to the Collateral Agent, to it at:

               Citicorp North America, Inc.
               388 Greenwich Street, 21st Floor
               Attention: Daniel J. Miller
               Telecopy no: (646) 291 1778
               E-Mail Address: daniel.j.miller@citigroup.com

               with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue,
               New York, New York 10153-0119
               Attention: Morgan Bale
               Telecopy no: (212) 310-8007
               E-Mail Address: morgan.bale@weil.com

          (iv) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including e-mail) pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

          (c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

          (d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan

Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

          SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

               (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing or during the primary syndication of the Facilities (as reasonably determined by the Administrative Agent), any other assignee (provided that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment); and

               (B) the Administrative Agent and, in the case of Revolving Facility Commitment, the Issuing Banks and the Swingline Lenders; provided that no consent of the Administrative Agent or the Swingline Lenders or the Issuing Banks, as applicable, shall be required for an assignment of (i) a Revolving Facility Commitment to an assignee that is a Revolving Facility Lender immediately prior to giving effect to such assignment, or (ii) a Tranche B Term

          Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

          (ii) Assignments shall be subject to the following additional conditions:

               (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million (or, if less, the entire remaining amount of such Lender's Revolving Facility Commitment) in the case of Revolving Facility Loans and $1.0 million (or, if less, the entire remaining outstanding amount of the Tranche B Term Loan owing to such Lender) and shall be in an amount that is an integral multiple of $1.0 million (or, if less, the entire remaining outstanding amount of such Lender's Revolving Facility Commitment or outstanding amount of the Tranche B Term Loan owing to such Lender, as applicable), unless each of the Borrower and the Administrative Agent otherwise consent; provided that
          (x) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (y) contemporaneous assignments by or to two or more Affiliates or approved Funds of each other shall be aggregated for the purposes of determining compliance with this paragraph;

               (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

               (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Administrative Agent; and

               (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          For purposes of this Section 9.04(b), the term "Approved Fund" shall have the following meaning:

          "Approved Fund" shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agents, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent (which shall not be unreasonably withheld). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (provided that the Transactions hereby contemplated shall be consummated) or incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Weil, Gotshal & Manges, LLP, counsel for the Agents and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel) (including the reasonable allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender (but no more than one such counsel for any Lender).

          (b) The Borrower agrees to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Law as it applies in any way to Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property owned, leased or operated by any predecessor of Holdings, the Borrower or any of their Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

          (c) Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the Borrower's election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower's expense. The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower's consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

          (d) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to
Section 2.17, this Section 9.05 shall not apply to Taxes.

          SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates (to the extent that such Affiliate is the holder of a Secured Obligation) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Bank or any such Affiliate (to the extent that such Affiliate is the holder of a Secured Obligation) to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Issuing Bank or such Affiliate, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each such Lender, Issuing Bank and Affiliate under this
Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender, Issuing Bank or Affiliate may have.

          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Agents, anyIssuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

          (i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause
     (i);

          (ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

          (iii) extend or waive any Installment Date or reduce the amount due on any Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

          (iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

          (v) amend or modify the provisions of this Section or the definition of the terms "Required Lenders," "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

          (vi) release all or substantially all the Collateral or release any of Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee and Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

          (vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed); and

          (viii) waive any of the provisions of Sections 4.01 or 4.02 without the consent of the Majority Lenders under each applicable Facility affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

          (c) Without the consent of any Co-Documentation Agent, Syndication Agent, Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

          (d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, each Issuing Bank (but only to the extent its rights or duties hereunder are affected), Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

          (e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Tranche B Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans ("Refinanced Tranche B Term Loans") with a replacement "B" term loan tranche hereunder which shall be Loans hereunder ("Replacement Tranche B Term Loans"); provided that (i) the aggregate principal amount of such Replacement Tranche B Term Loans shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (ii) the Applicable Margin for such Replacement Tranche B Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B Term Loans, (iii) the weighted average life to maturity of such Replacement Tranche B Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Tranche B Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Tranche B Term Loans than, those applicable to such Refinanced Tranche B Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche B Term Loans in effect immediately prior to such refinancing.

          (f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings and the Borrower and the Administrative Agent to the extent necessary to integrate any New Term B Commitments or New Revolving Facility Commitments on substantially the same basis as the Tranche B Term Loans or Revolving Facility Loans, as applicable.

          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

          SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

          (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person's knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

          SECTION 9.17. Citigroup Direct Website Communications.

          (a) Delivery. (i) Each of Holdings and the Borrower hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the "Communications"), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers or any Lender or any Issuing Bank or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

          (ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

          (b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the "Platform").

          (c) The Platform is provided "as is" and "as available." The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, "Agent Parties") have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or the Administrative Agent's transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party's gross negligence or willful misconduct.

          Section 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower's expense to release any Liens created by any Loan Document in respect of such Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not the Borrower in a transaction permitted by
Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party's obligations under its Guarantee. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower's expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

          Section 9.19. U.S. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

                                        ALPHA NR HOLDING, INC.


                                        By: /s/ Vaughn R. Groves
                                            ------------------------------------
                                        Name: Vaughn R. Groves
                                        Title: Vice President


                                        ALPHA NATURAL RESOURCES, LLC


                                        By: /s/ Vaughn R. Groves
                                            ------------------------------------
                                        Name: Vaughn R. Groves
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        CITICORP NORTH AMERICA, INC.,
                                        as Administrative Agent, Collateral
                                        Agent and Lender


                                        By: /s/ Daniel J. Miller
                                            ------------------------------------
                                        Name: Daniel J. Miller
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        CITIBANK, N.A.
                                        as Issuing Bank


                                        By: /s/ Daniel J. Miller
                                            ------------------------------------
                                        Name: Daniel J. Miller
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        UBS Loan Finance LLC


                                        By: /s/ Christopher M. Altkin
                                            ------------------------------------
                                        Name: Christopher M. Altkin
                                        Title: Associate Director Banking
                                               Products Services, US


                                        By: /s/ Marie A. Haddad
                                            ------------------------------------
                                        Name: Marie A. Haddad
                                        Title: Associate Director Banking
                                               Products Services, US

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        UBS AG, Stamford Branch
                                        as Issuing Bank


                                        By: /s/ Irja R. Otsa
                                            ------------------------------------
                                        Name: Irja R. Otsa
                                        Title: Associate Director Banking
                                               Products Services, US


                                        By: /s/ Joselin Fernandes
                                            ------------------------------------
                                        Name: Joselin Fernandes
                                        Title: Associate Director Banking
                                               Products Services, US

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Bank of Montreal


                                        By: /s/ Bruce A. Pietka
                                            ------------------------------------
                                        Name: Bruce A. Pietka
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        BANK OF AMERICA, N.A.


                                        By: /s/ Robert D. Valbona
                                            ------------------------------------
                                        Name: Robert D. Valbona
                                        Title: Managing Director

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        NORTH FORK BUSINESS CAPITAL CORPORATION


                                        By: /s/ Steve Goetschius
                                            ------------------------------------
                                        Name: Steve Goetschius
                                        Title: Senior Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        PNC BANK, NATIONAL ASSOCIATION


                                        By: /s/ Norm Harkleroad
                                            ------------------------------------
                                        Name: Norm Harkleroad
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Natexis Banques Populaires


                                        By: /s/ Timothy L. Polvado
                                            ------------------------------------
                                        Name: Timothy L. Polvado
                                        Title: Vice President and Group Manager


                                        By: /s/ Louis P. Laville, III
                                            ------------------------------------
                                        Name: Louis P. Laville, III
                                        Title: Vice President and Group Manager

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        NATIONAL CITY BANK OF PENNSYLVANIA


                                        By: /s/ John P. Wojcik
                                            ------------------------------------
                                        Name: John P. Wojcik
                                        Title: Banking Officer

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Raymond James Bank, FSB


                                        By: /s/ Thomas F. Macina
                                            ------------------------------------
                                        Name: Thomas F. Macina
                                        Title: Senior Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        SUMITOMO MITSUI BANKING CORPORATION, as
                                        a Bank


                                        By: /s/ David A. Buck
                                            ------------------------------------
                                        Name: David A. Buck
                                        Title: Senior Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Wells Fargo Bank, N.A.


                                        By: /s/ Tim Green
                                            ------------------------------------
                                        Name: Tim Green
                                        Title: Portfolio Manager

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        SOCIETE GENERALE


                                        By: /s/ Geoff McNamara
                                            ------------------------------------
                                        Name: Geoff McNamara
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        N M Rothschild and Sons Limited


                                        By:  /s/ C. R. Keay
                                            ------------------------------------
                                        Name:  C. R. Keay
                                              ----------------------------------
                                        Title: Managing Director


                                        By:  /s/ Alina Addison
                                            ------------------------------------
                                        Name:  Alina Addison
                                              ----------------------------------
                                        Title: Assistant Director

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Union Bank of California, N.A.


                                        By: /s/ Dennis G. Blank
                                            ------------------------------------
                                        Name: Dennis G. Blank
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Branch Banking and Trust Co.


                                        By: /s/ Hugh Ferguson
                                            ------------------------------------
                                        Name: Hugh Ferguson
                                        Title: Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        LASALLE BANK NATIONAL ASSOCIATION


                                        By: /s/ James J. Hess
                                            ------------------------------------
                                        Name: James J. Hess
                                        Title: Senior Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT

                                        Wachovia Bank, National Association


                                        By: /s/ Keith A. Hoelzer
                                            ------------------------------------
                                        Name: Keith A. Hoelzer
                                        Title: Senior Vice President

               ALPHA NATURAL RESOURCES, LLC 2005 CREDIT AGREEMENT